CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of each class of securities offered	Offering Price	Registration Fee(1)
Common Stock	$2,511,250,000	$77,096

(1) Calculated in accordance with Rule 457(r).
Filed Pursuant to Rule 424(b)(2)
Registration Statement File No. 333-140997

PROSPECTUS SUPPLEMENT
(To prospectus dated March 1, 2007)

41,000,000 Shares

Freeport-McMoRan Copper & Gold Inc.

Common Stock

We are offering 41,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “FCX.” On March 22, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $61.91 per share.

Concurrently with this offering of common stock, we are offering 25,000,000 shares of our 6 3/4% mandatory convertible preferred stock (28,750,000 shares if the underwriters exercise their overallotment option in full). The mandatory convertible preferred stock will be offered pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our mandatory convertible preferred stock. This offering is not conditioned upon the successful completion of the mandatory convertible preferred stock offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement for more information.

	Per Share	Total

Public offering price	$61.25	$2,511,250,000
Underwriting discount	$1.5313	$62,783,300
Proceeds, before expenses, to Freeport-McMoRan Copper & Gold Inc.	$59.7187	$2,448,466,700

We have granted the underwriters an option for a period of 30 days to purchase up to 6,150,000 additional shares of our common stock at the public offering price less the underwriting discount to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March 28, 2007.

Joint Book-Running Managers

Merrill Lynch & Co.	JPMorgan

Morgan Stanley
UBS Investment Bank
HSBC
Scotia Capital

The date of this prospectus supplement is March 22, 2007.

S-i

You should rely solely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and that the information contained or incorporated by reference in the accompanying prospectus is accurate only as of the date on the front cover of the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters’ overallotment option to purchase up to an additional 6,150,000 shares of common stock will not be exercised.

INDUSTRY AND OTHER INFORMATION

Unless we indicate otherwise, we base the information concerning the mining industry contained or incorporated by reference in this prospectus supplement and the accompanying prospectus on our general knowledge of and expectations concerning the industry. Our market positions and market shares are based on our estimates using data from various industry sources and assumptions that we believe to be reasonable based on our knowledge of the mining industry. We have not independently verified data from industry sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the mining industry and our market positions and market shares within such industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus supplement. The information regarding Freeport-McMoRan’s reserves as of December 31, 2006, that is contained in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference herein or therein, has been verified by Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including the annual financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under “Risk Factors.”

On March 19, 2007, Freeport-McMoRan Copper & Gold Inc. acquired Phelps Dodge Corporation (the “acquisition”). In this prospectus supplement, we refer to the issuance of the 8.25% senior notes due 2015, the 8.375% senior notes due 2017 and the senior floating rate notes due 2015 (the “notes”) and the borrowings under the new senior credit facilities as the “financing” and the acquisition and the related transactions, including the financing, as the “transactions.”

Except as otherwise described herein or the context otherwise requires, all references to (i) the “combined company,” “we,” “us,” “our” and “ours” in this prospectus supplement mean Freeport-McMoRan Copper & Gold Inc. and all entities owned or controlled by Freeport-McMoRan Copper & Gold Inc. (including Phelps Dodge Corporation and its subsidiaries on a pro forma basis after giving effect to the acquisition of Phelps Dodge by Freeport-McMoRan and the other transactions described herein), (ii) “Freeport-McMoRan” refer to Freeport-McMoRan Copper & Gold Inc. and its subsidiaries prior to the acquisition and (iii) “Phelps Dodge” refer to Phelps Dodge Corporation and its subsidiaries.

Overview

Freeport-McMoRan Copper & Gold Inc. is one of the world’s largest producers of copper and gold. Freeport-McMoRan’s Grasberg minerals district in Papua, Indonesia contains the world’s single largest copper reserve and the world’s single largest gold reserve. Phelps Dodge Corporation is one of the world’s leading producers of copper and molybdenum. Phelps Dodge has mines in operation or under development in North and South America, and Africa, including the Tenke Fungurume development project in the Democratic Republic of Congo.

On March 19, 2007, Freeport-McMoRan acquired Phelps Dodge for approximately $26 billion in cash and stock, based on Freeport-McMoRan’s closing stock price on November 17, 2006, creating one of the world’s largest publicly-traded copper companies and one of North America’s largest mining companies. Freeport-McMoRan will use the proceeds from this offering to repay outstanding indebtedness incurred in connection with the acquisition.

Acquisition Rationale

The combination of Freeport-McMoRan and Phelps Dodge will dramatically expand Freeport-McMoRan’s operations, reserves and project pipeline, while diversifying both its geographic and commodity portfolio. The significant benefits of the acquisition include:

•	our increased scale of operations, management depth and strengthened cash flows will provide an improved platform from which to capitalize on growth opportunities in the global market;

•	we will be well-positioned to benefit from the positive copper market at a time when there is a scarcity of large-scale copper development projects combined with strong global demand for copper;

•	we will have long-lived, geographically diverse ore reserves totaling 77.2 billion pounds of copper, 38.3 million ounces of gold and 1.8 billion pounds of molybdenum, net of minority interests of all joint venture partners and minority owners;

•	we expect to generate strong cash flows, which will strengthen our financial profile;

•	our future growth will be supported by a project pipeline with the potential to add nearly one billion pounds of copper production capacity on a consolidated basis by the end of 2009; and

•	we will have exploration rights with significant potential in copper regions around the world, including Freeport-McMoRan’s prospective acreage in Papua, Indonesia, and Phelps Dodge’s opportunities at its Tenke Fungurume concessions in the Democratic Republic of Congo.

Our Business

The combined company will be a new industry leader with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. For the year ended December 31, 2006, on a pro forma basis giving effect to the transactions, the combined company’s revenues totaled $17.7 billion.

The combined company will have significant, geographically diverse ore reserves. At December 31, 2006, on a pro forma basis after giving effect to the transactions, the combined company’s ore reserves on a consolidated basis totaled 93.6 billion pounds of copper, 42.4 million ounces of gold and 2.0 billion pounds of molybdenum, and the combined company’s equity share of those ore reserves, net of the interests of all joint venture partners and minority owners, totaled 77.2 billion pounds of copper, 38.3 million ounces of gold and 1.8 billion pounds of molybdenum. The combined company’s mines will have lives ranging from 6 years to 37 years based on current ore reserves and mine plans. The combined company’s consolidated implied reserve lives, calculated by dividing ore reserves by estimated production rates, will be 21 years for copper, 22 years for gold and 25 years for molybdenum. The charts below illustrate the composition and diversity of the combined company’s portfolio by geography and commodity:

Freeport-McMoRan conducts its operations primarily through its principal operating subsidiaries, PT Freeport Indonesia and Atlantic Copper, S.A., which operates a copper smelter and refinery in Huelva, Spain. In addition, Freeport-McMoRan holds exploration rights covering approximately 2.2 million acres in Papua, Indonesia. PT Freeport Indonesia’s operations in Papua, Indonesia, involve mineral exploration and development, mining and milling of ore containing copper, gold and silver and the worldwide marketing of concentrates containing those metals. PT Freeport Indonesia’s principal asset is the world-class Grasberg mine discovered in 1988. The Grasberg minerals district contains the world’s largest single copper reserve and world’s largest single gold reserve. PT Freeport Indonesia is also a 25 percent owner of PT Smelting, which operates a copper smelter and refinery in Gresik, Indonesia.

Phelps Dodge conducts its operations primarily through its two divisions, Phelps Dodge Mining Company (“PDMC”) and Phelps Dodge Industries (“PDI”). PDMC is a fully integrated producer of copper and molybdenum, with mines and processing facilities in North America, South America and Europe and processing capabilities for other minerals as by-products, such as gold, silver and rhenium. PDI consists of Phelps Dodge Wire and Cable, which manufactures engineered products principally for the global energy sector.

Competitive Strengths

Geographically diverse asset base.  The combined company will have a geographically diverse portfolio of assets across four continents, which produce copper, gold and molybdenum for global sale and consumption. The combined company will have 15 mines in operation located in Chile, Indonesia, Peru and the United States and scheduled development projects in North and South America, Asia and Africa. On a pro forma basis after giving effect to the transactions, 38 percent of total 2006 mining revenues of $12.9 billion were generated from Indonesia, 35 percent from North America, 22 percent from Chile and 5 percent from Peru. While the combined company will derive the majority of its revenues from copper (78 percent of 2006 mining revenues on a pro forma basis after giving effect to the transactions), gold and molybdenum each represent important pieces of the production profile, representing 10 percent and 12 percent of 2006 mining revenues, respectively, on a pro forma basis after giving effect to the transactions. We believe the scope of operations and diversification should enable the combined company to perform well throughout periods of volatile commodity prices and demand fluctuations.

Strong production and long-lived ore reserves.  We believe that the combined company’s geographically diverse asset base is characterized by large scale production, long reserve lives and strong future growth opportunities. The table below reflects our consolidated and net reserves and production.

	Consolidated	Net Interest(a)

Production for year ended December 31, 2006:
Copper (billion pounds)	3.6	3.1
Gold (million ounces)	1.8	1.7
Molybdenum (million pounds)	68.2	68.2
Ore reserves as of December 31, 2006:
Copper (billion pounds)	93.6	77.2
Gold (million ounces)	42.4	38.3
Molybdenum (billion pounds)	2.0	1.8
Copper reserves as of December 31, 2006 by geographical region (billion pounds):
Indonesia	38.8	35.2
United States	24.8	24.8
Chile	10.0	6.4
Peru	15.5	8.3
Democratic Republic of Congo	4.5	2.6
Implied ore reserve life (years)(b):
Copper	21	21
Gold	22	22
Molybdenum	25	25

(a)	Reflects the combined company’s equity share, net of the interests of all joint venture partners and minority owners.

(b)	Calculated by dividing ore reserves by estimated production rates.

Attractive project pipeline.  We believe that the combined company will have significant potential for growth through the development of its existing asset base, including replacing production at existing mines that would otherwise be depleted. The combined company has a number of projects that we believe will add nearly one billion pounds of copper production capacity on a consolidated basis by the end of 2009.

The Tenke Fungurume development project is considered to be one of the largest, highest grade, undeveloped copper/cobalt concessions in the world today, which we expect will commence production by early 2009. Initial production rates are expected to be approximately 250 million pounds of copper and 18 million pounds of cobalt on a consolidated basis. The Safford, Arizona project is currently under construction and is expected to be in production during the first half of 2008 and to initially produce approximately 240 million pounds of copper per year on a consolidated basis.

In South America, the combined company will have two mines with significant development potential: Cerro Verde and El Abra. Cerro Verde, in Peru, has recently been expanded and has the capacity to initially produce approximately 430 million pounds of additional copper per year on a consolidated basis. El Abra, in Chile, has completed a feasibility study for developing its sulfide ore reserves to produce approximately 325 million pounds of copper per year on a consolidated basis for approximately 10 years beginning as early as 2010.

Significant exploration potential.  The combined company will have exploration rights with significant potential in copper regions around the world. Two of the key exploration areas are Freeport-McMoRan’s 2.2 million acres in Papua, Indonesia, and Phelps Dodge’s opportunities at its Tenke Fungurume development project in the Democratic Republic of Congo. The Papua acreage is located in highly prospective areas that we believe have the potential for major mine developments in the future. In recent years, exploration in Papua was suspended, but Freeport-McMoRan plans to resume exploration activities in certain prospective areas during 2007. See “Risk Factors — Risks Related to Freeport-McMoRan’s Business — Any suspension of required activities under Freeport-McMoRan’s Contracts of Work requires the consent of the Indonesian government.” The Tenke Fungurume copper/cobalt deposits are located within four concessions totaling approximately 394,000 acres of mining claims. Substantial portions of these concessions have had only limited historical exploration and a major target definition and drilling program is now under way in this high potential copper/cobalt region.

Experienced management team.  The combined company will have a highly experienced management team with a successful track record for finding and developing reserves and effectively managing large-scale operations. The team will include a combination of Freeport-McMoRan and Phelps Dodge management and will be complemented by a strong operating team with extensive mining experience.

Strategy

Continue to maximize free cash flows.  Freeport-McMoRan and Phelps Dodge have proven track records for generating significant cash flows. We will continue to maintain active programs to improve efficiencies throughout the combined company’s mining operations in order to optimize production.

Actively pursue project pipeline and exploration.  We manage our business to maximize the long-term value of our mineral deposits. We have been disciplined in managing and evaluating potentially attractive capital investments. The combined company will have significant potential for growth through the development of its existing asset base and exploration, which we plan to actively develop to grow our production and ore reserves.

Strengthen our financial profile.  Strong cash flows have allowed both Freeport-McMoRan and Phelps Dodge to significantly reduce indebtedness over the past several years. We plan to continue to use available cash flows to reduce indebtedness of the combined company. In addition, we will consider possible opportunities to reduce debt of the combined company through potential asset sales. While copper, gold and molybdenum prices will play a significant role in determining the extent of the combined company’s free cash flows, we will continue to strengthen our financial profile as well as maximize the cash flows from our ore bodies through initiatives to increase production and aggressively manage costs.

Industry Overview

Copper

Copper is an internationally traded commodity, and its price is effectively determined by the major metals exchanges — the New York Commodity Exchange (COMEX), the London Metal Exchange (LME) and the Shanghai Futures Exchange (SHFE). Prices on these exchanges generally reflect the worldwide balance of copper supply and demand, but also are influenced significantly, from time to time, by speculative actions and by currency exchange rates.

Copper’s physical attributes include superior electrical conductivity, corrosion resistance, structural capability, efficient heat transfer and aesthetics. Other materials that compete with copper include aluminum, plastics, stainless steel and fiber optics. Despite recent higher prices, substitution of competing materials has been modest because it is difficult to duplicate copper’s unique characteristics.

Copper is a critical component of the world’s infrastructure. The demand for copper ultimately reflects the rate of underlying world economic growth, particularly in industrial production and construction. Copper’s end-use markets reflect its fundamental role in the world economy. Copper’s end-use markets (and their estimated shares of total consumption based on Brook Hunt’s estimate of 2006 Western world copper consumption) are (a) construction (38 percent), (b) electrical applications (28 percent), (c) industrial machinery (13 percent), (d) transportation (11 percent) and (e) consumer products (10 percent). Since 1990, refined copper consumption grew by an estimated compound annual growth rate of 3.1 percent to 17.6 million tons in 2006, according to published 1990 data by the World Bureau of Metals Statistics (WBMS) and our estimates for 2006. This rate of increase was slightly higher than the growth rate of 2.9 percent for world industrial production over the same period. Asian copper consumption, led by China, has been particularly strong, increasing by a compound annual rate of approximately 6 percent from 1990. Asia now represents approximately half of the world’s refined copper consumption, compared with approximately 22 percent for Western Europe and approximately 20 percent for the Americas.

From 1990 through 2006, refined copper production has grown at an average annual rate of approximately 3 percent, based on published 1990 data by the WBMS and our estimates for 2006. Absent major new discoveries of copper reserves, which have been rare in the last decade, the industry is expected to face the challenge of depleting reserves going forward. While a number of expansion projects are currently being pursued, development of major new mines requires long lead times as a result of, among other things, technical challenges, limited availability of equipment and experienced operators and political and regulatory issues.

Copper consumption is closely associated with industrial production and, therefore, tends to follow economic cycles. During an expansion, demand for copper tends to increase thereby driving up the price. As a result, copper prices are volatile and cyclical. During the past 15 years, the LME price of copper averaged $1.13 per pound and ranged from a high annual average price of $3.05 per pound in 2006 to a low annual average price of $0.71 per pound in 2002. In addition, during the past 15 years, the COMEX price of copper averaged $1.14 per pound, and has ranged from a high annual average price of $3.09 per pound in 2006 to a low annual average price of $0.72 per pound in 2002. The closing 3-month LME and active-month COMEX copper prices on March 15, 2007 were $2.98 per pound and $2.99 per pound, respectively.

Gold

Gold continues to represent a significant portion of the international reserve assets for most national central banks. Due to its value as a currency and historical monetary role, investment demand has played a significantly larger role in determining the gold price than market fundamentals.

During 2006, the relative weakness in the U.S. dollar, a low global interest rate environment, global political instability and the establishment of exchange-traded funds all contributed to increased investment demand for gold. Jewelry is the largest single component of gold usage, comprising approximately 67 percent of 2006 demand in dollar terms, according to the World Gold Council. In 2006 demand for jewelry reached a new record in dollar terms, while demand for gold in electronics and dental applications rose to a new volume record. Despite an approximate 10 percent decline in total volume demand in 2006, total dollar demand for gold reached a new record, increasing by approximately 22 percent over 2005.

Gold supply is comprised of mine production, gold scrap and central bank sales. According to World Gold Council data, global mine production, net of producer hedging, accounted for approximately 60 percent of total gold supply. Gold scrap is the second-largest source of gold, providing approximately 30 percent of 2006 supply. The remainder of gold supply comes from central bank sales. The total gold supply in terms of volume declined by 13 percent in 2006 according to the World Gold Council. A decrease in central banks sales accounted for a majority of the supply decrease. Mine supply fell approximately 2 percent in 2006, and has remained flat over the past three years due to a lack of new large-scale gold mining projects.

Investment demand and record gold jewelry and industrial demand, combined with constrained supply, created a favorable gold price environment in 2006. The average gold price of $604 per ounce in the 2006 London spot market represents a 36 percent increase over the 2005 average price of $444 per ounce. Gold hit a 26-year high of $726 per ounce in mid-May 2006. The closing London PM Fix gold spot price on March 15, 2007 was $648.50 per ounce.

Molybdenum

Molybdic oxide, derived from molybdenum, is used primarily in the steel industry for corrosion resistance, strengthening and heat resistance. Molybdenum chemicals are used in a number of diverse applications such as lubricants, additives for water treatment, feedstock for the production of pure molybdenum metal and catalysts used for petroleum refining. Pure molybdenum metal powder products are used in a number of diverse applications, such as lighting, electronics, and specialty steel alloys.

Molybdenum demand is heavily dependent on the worldwide steel industry, which comprises approximately 80 percent of molybdenum demand. The balance is used in specialty chemical applications. There are no terminal exchanges or forward markets for molybdenum products.

The metallurgical market for molybdenum is characterized by cyclical and volatile prices, little product differentiation and strong competition. The chemical market is more diverse and contains more specialty products and segments. In both markets, prices are influenced by, among other things, production costs of domestic and foreign competitors, worldwide economic conditions, world and regional supply/demand balances, inventory levels, governmental regulatory actions and currency exchange rates. Molybdenum prices also are affected by the demand for end-use products in, for example, the construction, transportation and durable goods markets. A substantial portion of world molybdenum is produced as a by-product of copper mining, which is relatively insensitive to molybdenum price levels. Materials that compete with molybdenum include other metals and alloys, graphite and plastics, depending upon the application. Despite recent high prices, substitution of competing materials has been modest for the metallurgical segment. Certain chemical segments have experienced some substitution, however, it has not significantly impacted overall chemical demand.

During 2006, primary mine production increased in both North America and China, although production in China remains difficult to estimate. By-product molybdenum production decreased from 2005 levels primarily due to lower production in South America. Tight supplies of Western, high-quality materials continued throughout the first half of 2006, but eased in the second half as demand slowed in the metallurgical segment. Western roaster capacity constraints were reduced in 2006 as increased capacity was realized and by-product supply decreased. Overall, market fundamentals shifted from a supply deficit in the first half of 2006 to a slight surplus late in the year, with the overall year being relatively balanced.

During the past 15 years, Metals Week molybdenum Dealer Oxide prices have ranged from a high of $40.00 per pound to a low of $1.82 per pound. In 2006, the Metals Week molybdenum Dealer Oxide mean price decreased 22 percent from the 2005 mean price of $31.73 per pound to $24.75 per pound. Although price levels were lower than those experienced in 2005, 2006 molybdenum prices remained at historically high levels. Strong demand, which has outpaced supply over the past several years, has continued and inventory levels throughout the industry remain low. The Metals Week molybdenum Dealer Oxide price on March 12, 2007 was $28.00 per pound.

The Transactions

Freeport-McMoRan acquired Phelps Dodge on March 19, 2007. At the effective time of the acquisition, each issued and outstanding Phelps Dodge common share was converted into the right to receive a combination of 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest. At the effective time of the acquisition, Freeport-McMoRan shareholders owned approximately 59 percent of the combined company (62 percent on a fully diluted basis) and former Phelps Dodge shareholders owned approximately 41 percent of the combined company (38 percent on a fully diluted basis). Following the acquisition, Phelps Dodge continued as a surviving corporation and became a wholly owned subsidiary of Freeport-McMoRan; accordingly, Phelps Dodge shares are no longer publicly traded.

Freeport-McMoRan had cash requirements of approximately $18,500 million in connection with the acquisition, including the cash consideration of the acquisition and transaction costs. In order to finance a portion of these cash requirements, the following financing transactions occurred in connection with the closing of the acquisition:

•	borrowings under a new $11,500 million senior credit facility, consisting of a $1,500 million revolving credit facility (which refers to our new $1,000 million revolving credit facility and our amended and restated $500 million revolving credit facility), a $2,500 million five-year Tranche A term loan facility and a $7,500 million seven-year Tranche B term loan facility; and

•	the issuance of $6.0 billion in aggregate principal amount of the notes offered by our prospectus supplement dated March 14, 2007.

The remainder of the cash requirements were met from cash available at Freeport-McMoRan and Phelps Dodge.

Sources and Uses

The table below sets forth the estimated sources and uses for the transactions based on balances as of December 31, 2006:

Sources of Funds	Amount	Uses of Funds	Amount
	(Dollars in millions)

Cash	$2,500.0	Equity purchased(c)	$25,791.0
New revolving credit facility(a)	—	Estimated fees and expenses(d)	500.0
New Tranche A term loan facility	2,500.0
New Tranche B term loan facility	7,500.0
8.375% senior notes due 2017	3,500.0
8.25% senior notes due 2015	1,500.0
Senior floating rate notes due 2015	1,000.0
Additional common equity(b)	7,791.0

Total sources	$26,291.0	Total uses	$26,291.0

(a)	Our availability under our revolving credit facility is approximately $1,400.0 million as of the closing of the transactions after giving effect to outstanding letters of credit. Going forward, we may be required to issue additional letters of credit in connection with financial assurances with respect to our reclamation obligations. See “Risk Factors — Risks Related to Phelps Dodge’s Business — Mine closure regulations may impose substantial costs.”

(b)	Reflects the fair value of Freeport-McMoRan common stock issued to Phelps Dodge shareholders as a result of the acquisition calculated by using the weighted average market price of Freeport-McMoRan common stock from November 16, 2006 to November 21, 2006 multiplied by the estimated shares of Freeport-McMoRan stock issued to Phelps Dodge shareholders.

(c)	Based on the weighted average market price of Freeport-McMoRan common stock from November 16, 2006 to November 21, 2006, the cash consideration paid in the acquisition, and the estimated Phelps Dodge common shares outstanding and issuable at December 31, 2006.

(d)	Reflects our estimate of fees and expenses associated with the transactions, including financing fees, estimated change of control costs and related employee benefits and other transaction costs and professional fees.

Corporate Structure

Under the terms of the transactions, a wholly owned subsidiary of Freeport-McMoRan merged into Phelps Dodge. Phelps Dodge was the surviving corporation and became a wholly owned subsidiary of Freeport-McMoRan. The diagram below shows a summary of the corporate structure of the combined company.

Recent Developments

Pending class actions.  On November 22, December 12 and December 14, 2006, putative class actions were filed on behalf of Phelps Dodge shareholders in Arizona state court, New York state court and Arizona state court, respectively. The class actions allege breaches of fiduciary duties by the Phelps Dodge board of directors in connection with the acquisition. The complaints allege, among other things, that the named defendants engaged in self-dealing, obtained for themselves personal benefits not shared equally by Phelps Dodge shareholders and failed to disclose all material information concerning the acquisition to Phelps Dodge shareholders. One of these complaints names Freeport-McMoRan as a defendant and alleges that Freeport-McMoRan aided and abetted such alleged violations of fiduciary duties. The plaintiffs seek, among other things, injunctive relief barring consummation of the acquisition and directing the defendants to obtain a transaction that is in the best interests of Phelps Dodge shareholders.

On March 9, 2007, Freeport-McMoRan and Phelps Dodge announced that they had reached an agreement in principle to settle the class actions filed on behalf of Phelps Dodge shareholders. Pursuant to the terms of the settlement agreement, Freeport-McMoRan has agreed that if, within 12 months after the closing of the acquisition, it sells all or substantially all of the capital stock or assets of Phelps Dodge, Freeport-McMoRan will pay $125 million in additional pro rata consideration (less any fees awarded to plaintiffs’ counsel with respect to such consideration) to the shareholders of Phelps Dodge who receive the acquisition consideration. In addition, pursuant to the terms of the settlement agreement, Phelps Dodge agreed to make additional disclosures beyond the information provided in the definitive joint proxy statement/prospectus of Freeport-McMoRan and Phelps Dodge, dated February 12, 2007. The settlement is subject to court approval. If the settlement agreement is not approved by the court, Phelps Dodge, Freeport-McMoRan and the other named defendants intend to vigorously defend the actions.

Concurrent public offering.  Concurrently with this offering of common stock, we are offering 25,000,000 shares of our 6 3/4% mandatory convertible preferred stock (28,750,000 shares if the underwriters exercise their overallotment option in full). The mandatory convertible preferred stock will be offered pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our mandatory convertible preferred stock. There is no assurance that our concurrent public offering of mandatory convertible preferred stock will be completed or, if completed, that it will be completed for the amounts contemplated. The completion of this offering is not conditioned on the completion of our concurrent public offering of mandatory convertible preferred stock.

Freeport-McMoRan Copper & Gold Inc. is a Delaware corporation. Our principal executive offices are located at One North Central Avenue, Phoenix, Arizona 85004, and our telephone number at that address is (602) 366-8100. Our website is located at www.fcx.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Freeport-McMoRan Copper & Gold Inc.

Common stock offered	41,000,000 shares of common stock (or 47,150,000 shares if the underwriters exercise their overallotment option in full).

Overallotment option	We have granted the underwriters an option to purchase up to 6,150,000 shares of common stock solely to cover overallotments.

Common stock to be outstanding after this offering	375,417,324 shares of common stock (or 381,567,324 shares if the underwriters exercise their overallotment option in full).

Use of proceeds	We intend to use the net proceeds from the offering to repay outstanding indebtedness under our Tranche A term loan facility and Tranche B term loan facility. See “Use of Proceeds.”

Voting rights	Holders of our common stock have one vote per share. See “Description of Freeport-McMoRan Capital Stock — Description of Common Stock” in the accompanying prospectus for more information.

Dividends	We have paid an annual dividend on our common stock since 2003. See “Dividend Policy” for more information.

New York Stock Exchange symbol	“FCX”

Risk Factors	Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 197,375,324 shares of our common stock outstanding as of February 28, 2007, approximately 137,042,000 shares issued in connection with the closing of the acquisition and 41,000,000 shares offered hereby. This number excludes 234,450 shares issuable upon conversion of our 7% convertible senior notes and 23,272,163 shares issuable upon conversion of our 5.5% perpetual convertible preferred stock. This number also excludes an aggregate of approximately 8,087,689 shares issuable upon exercise of outstanding stock options and restricted stock units or the vesting of restricted stock awards, approximately 1,000,000 of which were assumed as part of the acquisition. This number also excludes approximately 40.8 million shares of our common stock (approximately 46.9 million shares if the underwriters exercise their overallotment option in full) issuable upon conversion of our 6 3/4% mandatory convertible preferred stock, assuming the successful completion of the concurrent offering thereof.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND
OPERATING DATA OF FREEPORT-MCMORAN

The following summary consolidated historical financial data as of and for the years ended December 31, 2004, 2005 and 2006, have been derived from the audited consolidated financial statements of Freeport-McMoRan incorporated by reference herein. The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Consolidated Historical Financial and Operating Data of Freeport-McMoRan” and the consolidated financial statements of Freeport-McMoRan and the related notes incorporated by reference herein. See “Where You Can Find More Information.”

	Years Ended December 31,
	2004	2005	2006
	(Amounts in millions,
	except per share amounts)

Statement of income data:
Revenues	$2,371.9	$4,179.1	$5,790.5
Costs and expenses	1,668.3	2,001.8	2,921.8
Operating income	703.6	2,177.3	2,868.7
Interest expense, net	148.1	131.6	75.6
Net income applicable to common stock	156.8	934.6	1,396.0
Basic net income per common share	0.86	5.18	7.32
Diluted net income per common share	0.85	4.67	6.63
Basic average shares outstanding	182.3	180.3	190.7
Diluted average shares outstanding	184.9	220.5	221.5
Balance sheet data at end of period:
Cash and cash equivalents	$552.0	$763.6	$907.5
Working capital(a)	762.4	673.8	1,178.6
Total assets	5,087.0	5,550.2	5,389.8
Total debt(b)	1,951.9	1,255.9	680.1
Stockholders’ equity	1,163.6	1,843.0	2,445.1
Other financial data:
Capital expenditures and investments in subsidiaries	$142.9	$143.0	$257.1	(c)
Depreciation and amortization	206.4	251.5	227.6
Cash flow from operating activities(d)	341.4	1,552.5	1,866.4
Cash flow used in investing activities	64.0	134.3	223.5
Cash flow used in financing activities	189.6	1,206.1	1,499.1

	Years Ended December 31,
	2004	2005	2006

Operating data:
PT Freeport Indonesia operating data, net of Rio Tinto’s interest(e):
Copper (recoverable)
Production (000s of pounds)	996,500	1,455,900	1,201,200
Sales (000s of pounds)	991,600	1,456,500	1,201,400
Average realized price per pound	$1.37	$1.85	$3.13
Net cash production cost per pound(f)	$0.40	$0.07	$0.60
Gold (recoverable ounces)
Production	1,456,200	2,789,400	1,731,800
Sales	1,443,000	2,790,200	1,736,000
Average realized price per ounce	$412.32	$456.27	$566.51	(g)
PT Freeport Indonesia, 100% operating data:
Copper (recoverable) (000s of pounds)
Production	1,098,600	1,688,900	1,299,500
Sales	1,092,700	1,689,400	1,300,000
Gold (recoverable ounces)
Production	1,536,600	3,439,600	1,824,100
Ore milled (metric tons per day)	185,100	216,200	229,400
Average ore grade
Copper (percent)	0.87	1.13	0.85
Gold (grams per metric ton)	0.88	1.65	0.85
Gold (ounce per metric ton)	0.028	0.053	0.027
Recovery rates (percent)
Copper	88.6	89.2	86.1
Gold	81.8	83.1	80.9

(a)	Working capital represents current assets less current liabilities.

(b)	Includes current portion of debt and short term borrowings.

(c)	Includes $4.6 million of Phelps Dodge acquisition costs.

(d)	Cash flow from operating activities represents net income before non-cash charges including depreciation and amortization, losses on early extinguishment and conversion of debt, deferred income taxes, minority interests’ share of net income, equity (earnings) losses in PT Smelting and other non-cash costs. Changes in working capital also impact cash flow from operating activities.

(e)	For a description of Rio Tinto’s interests, see Freeport-McMoRan’s annual report on Form 10-K incorporated by reference herein. See “Where You Can Find More Information.”

(f)	For a reconciliation of unit net cash costs to production and delivery costs applicable to sales reported in Freeport-McMoRan’s consolidated financial statements, see Freeport-McMoRan’s annual report on Form 10-K incorporated by reference herein. See “Where You Can Find More Information.”

(g)	Amount was $606.36 before a loss resulting from redemption of Freeport-McMoRan’s Gold-Denominated Preferred Stock, Series II.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND
OPERATING DATA OF PHELPS DODGE

The following summary consolidated historical financial data as of and for the years ended December 31, 2004, 2005 and 2006, have been derived from the audited consolidated financial statements of Phelps Dodge incorporated by reference herein. The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table below in conjunction with the sections entitled “Use of proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Consolidated Historical Financial and Operating Data of Phelps Dodge” and the consolidated financial statements of Phelps Dodge and the related notes incorporated by reference herein. See “Where You Can Find More Information.”

	Years Ended December 31,
	2004(a)	2005(b)	2006(c)
	(Amounts in millions, except
	per share and per pound amounts)

Statement of income data:
Sales and other operating revenues	$6,415.2	$8,287.1	$11,910.4
Operating costs and expenses	4,940.3	6,522.2	7,683.5
Operating income	1,474.9	1,764.9	4,226.9
Interest expense, net of capitalized interest	122.9	62.3	19.0
Net income applicable to common shares	1,032.8	1,549.6	3,017.8
Basic earnings per common share	5.53	7.92	14.91
Diluted earnings per common share	5.29	7.69	14.83
Basic weighted average number of common shares outstanding	186.7	195.7	202.4
Diluted weighted average number of common shares outstanding	197.7	202.5	203.5
Balance sheet data at end of period:
Cash and cash equivalents	$1,200.1	$1,916.7	$4,947.4
Working capital(d)	1,493.7	2,461.4	4,338.0
Total assets	8,594.1	10,358.0	14,632.3
Total debt	1,096.9	694.5	891.9
Shareholders’ equity	4,343.1	5,601.6	7,690.4
Other financial data:
Capital expenditures and investments, net	317.3	698.2	1,187.8
Depreciation, depletion and amortization	455.5	441.8	448.7
Net cash provided by operating activities	1,700.1	1,769.7	5,079.2
Net cash used in investing activities	291.0	368.0	844.2
Net cash used in financing activities	947.2	685.8	1,213.2

	Years Ended December 31,
	2004	2005	2006

Operating data:
Copper production (million pounds — consolidated basis)(e)	2,521.2	2,456.0	2,437.4
Copper production (million pounds — pro rata basis)(f)	2,163.4	2,084.6	2,012.6
Copper sales from Phelps Dodge’s mines (million pounds — consolidated basis)(g)	2,537.8	2,476.8	2,429.0
Copper sales from Phelps Dodge’s mines (million pounds — pro rata basis)(h)	2,178.2	2,103.2	2,006.2
COMEX copper price per pound(i)	$1.29	$1.68	$3.09
LME copper price per pound(j)	$1.30	$1.67	$3.05
Molybdenum production (million pounds)	57.5	62.3	68.2
Molybdenum sales from Phelps Dodge’s mines (million pounds)	63.1	59.9	68.8
Purchased molybdenum (million pounds)	12.9	12.9	8.3
Total molybdenum sales (million pounds)	76.0	72.8	77.1
Metals Week molybdenum Dealer Oxide mean price per pound(j)	$16.41	$31.73	$24.75

(a)	Reported amounts for 2004 included after-tax, net special charges of $50.4 million, including $44.7 million for environmental provisions; $30.9 million (net of minority interests) for early debt extinguishment costs; $9.9 million for the write-down of two cost-basis investments; $9.6 million for taxes on anticipated foreign dividends; $9.0 million for a deferred tax asset valuation allowance at Phelps Dodge’s Brazilian wire and cable operation; $7.6 million for Phelps Dodge Magnet Wire restructuring activities; $5.9 million for asset impairment charges (included $4.5 million for discontinued operations); and $0.7 million for interest on a Texas franchise tax matter; partially offset by after-tax net special gains of $30.0 million for the reversal of a U.S. deferred tax asset valuation allowance; $15.7 million (net of minority interest) for the reversal of an El Abra deferred tax asset valuation allowance; $10.1 million for the gain on the sale of uranium royalty rights; $7.4 million for environmental insurance recoveries; and $4.7 million for the settlement of historical legal matters.

(b)	Reported amounts for 2005 included after-tax, net special charges of $54.1 million, including $331.8 million for asset impairment charges; tax expense of $88.1 million for foreign dividend taxes; $86.4 million for environmental provisions; $42.6 million associated with discontinued operations in connection with the sale of Columbian Chemicals Company, which is referred to in this document as Columbian, previously disclosed as PDI’s Specialty Chemicals Segment; $41.3 million for early debt extinguishment costs; $34.5 million (net of minority interest) for tax on unremitted foreign earnings; $23.6 million for a tax charge associated with minimum pension liability reversal; $10.1 million for cumulative effect of accounting change; $5.9 million for transaction and employee-related costs associated with the sale of substantially all of Phelps Dodge’s North American magnet wire assets; partially offset by after-tax, net special gains of $388.0 million for the sale of a cost-basis investment; $181.7 million for change in interest gains at Cerro Verde and Ojos del Salado; $15.6 million for legal matters; $11.9 million for the reversal of Phelps Dodge Brazil’s deferred tax asset valuation allowance; $8.5 million for the sale of non-core real estate; $4.0 million for the reversal of U.S. deferred tax asset valuation allowance; $0.4 million for environmental insurance recoveries; and $0.1 million for Phelps Dodge Magnet Wire restructuring activities. The after-tax, net special charges of $42.6 million associated with discontinued operations consisted of $67.0 million (net of minority interests) for a goodwill impairment charge; taxes of $7.6 million associated with the sale and dividends paid in 2005; and $5.0 million for a loss on disposal of Columbian associated with transactions and employee-related costs, partially offset by a deferred income tax effect of $37.0 million.

(c)	Reported amounts for 2006 included after-tax, net special gains of $344.2 million, including $330.7 million for the Inco termination fee; $127.5 million for the reversal of U.S. deferred tax asset valuation allowance; $2.0 million for legal matters; $0.4 million for sale of non-core real estate; and $0.2 million for the reversal of Minera PD Peru deferred tax asset valuation allowance; partially offset by after-tax, net special charges of $54.5 million for environmental provisions; $30.9 million for charges associated with discontinued operations in connection with the sale of Columbian; $9.6 million for asset impairment charges; $7.6 million (net of minority interest) for tax on unremitted foreign earnings; $5.1 million for transaction and employee-related charges and loss on disposal in connection with the sale of North American magnet wire assets; $4.7 million for transaction and employee-related charges and loss on the disposal in connection with the sale of HPC; $3.0 million for a lease termination settlement; and $1.2 million associated with the dissolution of an international wire and cable entity.

(d)	Working capital represents current assets less current liabilities.

(e)	Consolidated basis excludes 15 percent undivided interest in the Morenci, Arizona copper mining complex held by Sumitomo Metal Mining Arizona, Inc.

(f)	Pro rata basis reflects Phelps Dodge’s ownership interests in El Abra (51%), Candelaria (80%), and Morenci (85%) for all periods, Cerro Verde (82.5% through May 2005 and 53.56% thereafter) and Ojos del Salado (100% through December 2005 and 80% thereafter).

(g)	New York Commodity Exchange average spot price per pound—cathodes.

(h)	London Metal Exchange average spot price per pound—cathodes.

(i)	Annual Metals Week molybdenum Dealer Oxide mean price per pound as quoted in Platts Metals Week.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth summary unaudited pro forma condensed combined financial information of Freeport-McMoRan. The pro forma information has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes, which are included in this prospectus supplement and give pro forma effect to the transactions.

The pro forma condensed combined balance sheet information gives effect to the transactions, the issuance of the common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the common stock and mandatory convertible preferred stock offerings to reduce total debt as if they occurred on December 31, 2006. The pro forma condensed combined statements of income information gives effect to the transactions, the issuance of common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the common stock and mandatory convertible preferred stock offerings to reduce total debt as if they occurred on January 1, 2006. The summary unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro Forma
Year Ended
December 31, 2006
(Dollars in millions)

Statement of income data:
Revenues(a)	$17,700.9
Costs and expenses	11,167.3
Operating income	6,533.6
Interest expense, net(b)	1,036.9
Income from continuing operations applicable to common stock(a)	3,021.1
Balance sheet data at end of year:
Cash and cash equivalents(c)	$3,383.4
Working capital(d)	5,749.6
Total assets	40,619.2
Total debt(e)	12,722.4
Stockholders’ equity	15,082.6
Other financial data:
Capital expenditures and investments in subsidiaries	$1,499.3
Depreciation, depletion and amortization	1,268.2

(a)	Amounts include charges for mark-to-market losses on Phelps Dodge’s copper price protection program totaling $1,008.9 million in revenues and $766.8 million in income from continuing operations applicable to common stock for the year ended December 31, 2006.

(b)	The pro forma information presented herein assumes a weighted average annual interest rate of 7.5% on the notes, the Tranche A term loan facility and the Tranche B term loan facility. A 0.125% variance in the interest rate on the Tranche A term loan portion of the new senior credit facilities would cause an increase or decrease of $3.1 million in interest expense. A 0.125% variance in the interest rate on the Tranche B term loan portion of the new senior credit facilities would cause an increase or decrease of $9.4 million in interest expense. A 0.125% variance on the weighted average interest rate on the senior floating rate notes due 2015 would cause an increase or decrease of $1.3 million in interest expense.

(c)	At December 31, 2006, Freeport-McMoRan and Phelps Dodge had $5,854.9 million of combined unrestricted cash on hand.

(d)	Working capital represents current assets less current liabilities.

(e)	Based on fair value of Phelps Dodge’s debt and includes current portion of debt and short-term borrowings. Pro forma total debt based on book values as of December 31, 2006 was $12,687.0 million.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors set forth below before making an investment in our common stock. In addition, you should read and consider the risk factors associated with each of the businesses of Freeport-McMoRan and Phelps Dodge because these risk factors may also affect the operations and financial results reported by the combined company. See “Where You Can Find More Information.”

Risks Related to our Common Stock

The price of our common stock may be volatile and subject to wide fluctuations.

The trading price of our common stock has historically fluctuated significantly. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors below, as well as:

•	actual or anticipated fluctuations in operating results;

•	declines in the market prices of copper, gold and molybdenum;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current shareholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

Resales of shares of Freeport-McMoRan common stock following the transactions and future issuances of equity or equity-linked securities by Freeport-McMoRan may cause the market price of shares of Freeport-McMoRan common stock to fall.

As of February 28, 2007, Freeport-McMoRan had 197,375,324 shares of common stock outstanding, 23,506,613 shares authorized for issuance upon conversion of preferred stock and convertible notes, and 7,087,689 shares authorized for issuance upon the exercise of outstanding options or the vesting of restricted stock units. In connection with the closing of the acquisition, Freeport-McMoRan issued approximately 137,042,000 shares of common stock and assumed options exercisable for approximately 1,000,000 shares. The issuance of those new shares, our common stock offered hereby, the concurrent mandatory convertible preferred stock offering (including approximately 40.8 million shares of our common stock issuable upon conversion of such shares (assuming no exercise of the underwriters’ overallotment option)), and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of options (including Freeport-McMoRan options that have replaced Phelps Dodge options) could have the effect of depressing the market price for shares of Freeport-McMoRan common stock. Also, because many former Phelps Dodge shareholders are also shareholders of Freeport-McMoRan, some may decide to sell rather than hold the additional shares of Freeport-McMoRan common stock they will receive in the transactions. The sale of those shares could also have the effect of depressing the market price for shares of Freeport-McMoRan common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Concurrently with the offering of the common stock hereby, we are offering 25,000,000 shares of our 6 3/4% mandatory convertible preferred stock (or 28,750,000 if the underwriters exercise their overallotment option in full). The mandatory convertible preferred stock will have dividend and liquidation preference over our common stock and, in certain circumstances, will have certain voting rights that could adversely affect the rights of holders of common stock. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our mandatory convertible preferred stock. See “Prospectus Supplement Summary — Recent Developments — Concurrent public offering.”

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	establish advanced notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

We may not be able to pay cash dividends on our common stock.

Some of our existing indentures and our new senior credit facilities limit, and any indentures and other financing agreements that we enter into in the future will likely limit, our ability to pay cash dividends on our capital stock, including our common stock. Specifically, under certain of our existing indentures, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our common stock, only if certain financial tests are met. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay cash dividends on our common stock, we will be unable to pay cash dividends on our common stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on our common stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends on our common stock.

Our holding company structure may impact your ability to receive dividends.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness or pay dividends. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness or pay dividends. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred shareholders.

Dividend payments are subject to the discretion of our Board of Directors. Although we currently pay annual and special dividends on our common stock, we plan to discontinue paying special dividends for the foreseeable future and the Board of Directors may, at its discretion, discontinue the annual dividend.

The declaration and payment of dividends is at the discretion of our Board of Directors. Following the completion of the transaction, Freeport-McMoRan expects to continue its regular annual common stock dividend of $1.25 per share and to discontinue its practice of paying special dividends for the foreseeable future. The amount of our current quarterly cash dividend ($0.3125 per share) on our common stock and the possible payment of additional future supplemental cash dividends will depend upon many factors, including, but not limited to, our cash flows and financial position, future prospects, copper and gold prices, general economic and market conditions, and other factors deemed relevant by our Board of Directors. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries’ ability to make distributions of cash or property to us. Payment of dividends on our common stock and purchases of common stock are also subject to limitations under our 10 1/8% senior notes due 2010, 6 7/8% senior notes due 2014, 8.25% senior notes due 2015, 8.375% senior notes due 2017, senior floating rate notes due 2015 and, in certain circumstances, our new senior credit facilities. Further, we are restricted by certain of our borrowing arrangements from paying cash dividends in certain circumstances without the prior written consent of the lenders.

A portion of the net proceeds of this offering will be received by affiliates of certain of our underwriters. This may present a conflict of interest.

Under our new senior secured credit facilities, JP Morgan Chase Bank, N.A. is administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated is syndication agent, and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint bookrunners and joint lead arrangers. Affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also lenders under the new senior secured credit facilities. We intend to use the net proceeds from this offering to repay outstanding indebtedness under our new senior secured credit facilities by repaying a portion of the Tranche A term loan facility and Tranche B term loan facility.

These affiliations may present a conflict of interest since Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. may have an interest in the successful completion of this offering in addition to the underwriting discounts and commissions they would receive.

Risks Related to the Combined Company

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding indebtedness.

The combined company incurred significant debt to fund a portion of the cash consideration payable to the Phelps Dodge shareholders in the acquisition. As of December 31, 2006, on a pro forma basis giving effect to the transactions, the issuance of the common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the issuance of common stock and mandatory convertible preferred stock to reduce outstanding debt, the outstanding principal amount of our indebtedness would have been approximately $12.7 billion (excluding unused availability under our revolving credit facility of approximately $1.4 billion after giving effect to outstanding letters of credit). Our level of indebtedness could have important consequences. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	make it difficult for us to optimally capitalize and manage the cash flow for our businesses;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	place us at a competitive disadvantage to our competitors that have less debt;

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs; and

•	increase our interest expense if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates.

In addition, we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of our new senior credit facilities and other agreements governing our indebtedness allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition. Moreover, the combined company’s ability to satisfy financial tests or utilize third-party guarantees for financial assurance with respect to reclamation obligations may be adversely impacted if its credit ratings were downgraded below investment grade.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to:

•	incur additional indebtedness;

•	engage in transactions with affiliates;

•	create liens on our assets;

•	make payments in respect of, or redeem or acquire, debt or equity issued by us or our subsidiaries, including the payment of dividends on our common stock;

•	make acquisitions of new subsidiaries;

•	make investments in or loans to entities that we do not control, including joint ventures;

•	use assets as security in other transactions;

•	sell assets, subject to certain exceptions;

•	merge with or into other companies;

•	enter into sale and leaseback transactions;

•	enter into unrelated businesses;

•	enter into agreements or arrangements that restrict the ability of certain of our subsidiaries to pay dividends or other distributions;

•	prepay indebtedness; and

•	enter into certain new hedging transactions other than in the ordinary course of business.

In addition, our new senior credit facilities require that we meet certain financial tests at any time that borrowings are outstanding under our new revolving credit facility, including a leverage ratio test and a secured leverage ratio test. During periods in which copper, gold or molybdenum prices or production volumes, or other conditions reflect the adverse impact of cyclical market trends or other factors, we may not be able to comply with the applicable financial covenants.

Any failure to comply with the restrictions of our new senior credit facilities or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our new senior credit agreements, or if a default otherwise occurs, the lenders under our new senior credit facilities could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our new senior credit facilities and prevent us from making payments on the notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

We need significant amounts of cash to service our indebtedness. If we are unable to generate a sufficient amount of cash to service our indebtedness, our financial condition and results of operations could be negatively impacted.

We need significant amounts of cash in order to service and repay our indebtedness. Our ability to generate cash in the future will be, to a certain extent, subject to general economic, financial, competitive and other factors that may be beyond our control. In addition, our ability to borrow funds in the future to service our debt will depend on covenants in our new senior credit facilities, indentures and other debt agreements we may have in the future. Future borrowings may not be available to us under our new senior credit facilities or from the capital markets in amounts sufficient to enable us to pay our obligations as they mature or to fund other liquidity needs. If we are not able to obtain such borrowings or generate cash flow from operations in an amount sufficient to enable us to service and repay our indebtedness, we will need to refinance our indebtedness or be in default under the agreements governing our indebtedness. Such refinancing may not be available on favorable terms or at all. The inability to service, repay and/or refinance our indebtedness could negatively impact our financial condition and results of operations.

Declines in the market prices of copper, gold and molybdenum could adversely affect the combined company’s earnings and cash flows, and therefore its ability to repay its debt.

The earnings and cash flows of the combined company will be affected significantly by the market prices of copper and, to a lesser extent, gold and molybdenum. The world market prices of these commodities have fluctuated historically and will be affected by numerous factors beyond the control of the combined company. Many financial analysts who follow the metals markets are predicting that copper prices will decline significantly from their current, historically high, levels over the next few years. A decline in the world market price of one or more of these commodities could adversely affect the combined company’s earnings and cash flows and therefore could adversely affect its ability to repay its debt and depress its stock price.

World copper prices have historically fluctuated widely. During the two years ended December 31, 2006, the daily closing prices on the London spot market ranged from $1.39 to $3.99 per pound for copper. World copper prices are affected by numerous factors beyond our control, including:

•	the strength of the U.S. economy and the economies of other industrialized and developing nations, including China, which has become the largest consumer of refined copper in the world;

•	available supplies of copper from mine production and inventories;

•	sales by holders and producers of copper;

•	demand for industrial products containing copper;

•	investment activity, including speculation, in copper as a commodity;

•	the availability and cost of substitute materials; and

•	currency exchange fluctuations, including the relative strength of the U.S. dollar.

World gold prices have historically fluctuated widely. During the two years ended December 31, 2006, the daily closing prices on the London spot market ranged from $411 to $726 per ounce for gold. World gold prices are affected by numerous factors beyond our control, including:

•	the strength of the U.S. economy and the economies of other industrialized and developing nations, including China;

•	global or regional political or economic crises;

•	the relative strength of the U.S. dollar and other currencies;

•	expectations with respect to the rate of inflation;

•	interest rates;

•	purchases and sales of gold by central banks and other holders;

•	demand for jewelry containing gold; and

•	investment activity, including speculation, in gold as a commodity.

Molybdenum prices also fluctuate widely, even more so than copper. Molybdenum demand depends heavily on the global steel industry, which uses the metal as a hardening and corrosion inhibiting agent. Approximately 80 percent of molybdenum production is used in this application. The remainder is used in specialty chemical applications such as catalysts, water treatment agents and lubricants. Approximately 65 percent of global molybdenum production is a by-product of copper mining, which is relatively insensitive to molybdenum prices. During the past 15 years, Platts Metals Week molybdenum Dealer Oxide prices per pound have ranged from a high of $40.00 to a low of $1.82. During the two years ended December 31, 2006, Platts Metals Week molybdenum Dealer Oxide price ranged from $20.50 to $40.00 per pound. Molybdenum prices are affected by numerous factors beyond our control, including:

•	the worldwide balance of molybdenum demand and supply;

•	rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel;

•	the volume of molybdenum produced as a by-product of copper production;

•	inventory levels;

•	currency exchange fluctuations, including the relative strength of the U.S. dollar; and

•	production costs of U.S. and foreign competitors.

Increased energy and other production costs could reduce the combined company’s profitability and cash flow.

Each of Freeport-McMoRan and Phelps Dodge has experienced increases in production costs in recent years primarily as a result of higher energy costs and costs of other consumables, higher mining costs and higher labor costs (including pension and health-care costs).

Energy represents a significant portion of the production costs for the combined company’s operations. The principal sources of energy for the combined company’s operations are electricity, purchased petroleum products, natural gas and coal. The combined company will pay more for its energy needs during times of progressively higher energy prices. As energy is a significant portion of its production costs, if the combined company is unable to procure sufficient energy at reasonable prices in the future, it could adversely affect its profits and cash flow.

In addition to energy, the combined company’s production costs will be affected by the prices of commodities it consumes or uses in its operations, such as sulfuric acid, grinding media, steel, reagents, liners, explosives and diluents. The prices of such commodities are influenced by supply and demand trends affecting the copper industry in general and other factors, many of which are outside the combined company’s control, and are at times subject to volatile price movements. Increases in the cost of these commodities could make production at certain of the combined company’s operations less profitable, even in an environment of relatively high copper prices. Increases in the costs of commodities that the combined company consumes or uses may also significantly affect the capital costs of new projects.

The volume and grade of the ore reserves that the combined company recovers and its rate of production may be more or less than anticipated.

The combined company’s ore reserve amounts are determined in accordance with established mining industry practices and standards, but are estimates of the mineral deposits that can be recovered economically and legally based on currently available data. Ore bodies may not conform to standard geological expectations, and estimates may change as new data becomes available. Because ore bodies do not contain uniform grades of minerals, the combined company’s metal recovery rates will vary from time to time. There are also uncertainties inherent in estimating quantities of ore reserves and copper recovered from stockpiles. The quantity of copper contained in mill and leach stockpiles is based upon surveyed volumes of mined material and daily production records. The volume and grade of ore reserves recovered, rates of production and recovered copper from stockpiles may be less than anticipated. Additionally, as the determination of ore reserves is based, in part, on historical selling prices, a prospective decrease in such prices may result in a reduction in reported and economically recoverable ore reserves. These factors may result in variations in the volumes of minerals that the combined company can sell from period to period.

Some ore reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in copper, gold or molybdenum, or if there are significant increases in operating or capital costs. In addition, ore reserves are depleted as mined.

Our ability to replenish our ore reserves is important to our long-term viability. The combined company’s exploration programs may not result in the discovery of additional mineral deposits that can be mined profitably.

The combined company’s business is subject to operational risks.

Mines by their nature are subject to many operational risks and factors that are generally outside of the combined company’s control and could impact its business, operating results and cash flows. These operational risks and factors include, but are not limited to:

•	unanticipated ground and water conditions and adverse claims to water rights;

•	geological problems, including earthquakes and other natural disasters;

•	metallurgical and other processing problems;

•	the occurrence of unusual weather or operating conditions and other force majeure events;

•	lower than expected ore grades or recovery rates;

•	accidents;

•	delays in the receipt of or failure to receive necessary government permits;

•	the results of litigation, including appeals of agency decisions;

•	uncertainty of exploration and development;

•	delays in transportation;

•	labor disputes;

•	inability to obtain satisfactory insurance coverage;

•	unavailability of materials and equipment;

•	the failure of equipment or processes to operate in accordance with specifications or expectations; and

•	the results of financing efforts and financial market conditions.

The combined company will operate on a broader geographical scope than either Freeport-McMoRan or Phelps Dodge has operated individually, and will be exposed to a broader range of political, social and geographic risks than either company has been exposed to on an individual basis.

Freeport-McMoRan’s primary operating assets are located in Indonesia. Accordingly, the business of the combined company may be adversely affected by Indonesian political, economic and social uncertainties, in addition to the usual risks associated with conducting business in a foreign country. Because Phelps Dodge does not have any significant operations in Indonesia, these risks are different from and in addition to those to which the business of Phelps Dodge has historically been exposed. See “Risk Factors — Risks Related to Freeport-McMoRan’s Business” below.

Phelps Dodge conducts mining operations in the United States, Chile and Peru and has a significant development project in the Democratic Republic of Congo (which is expected to begin production by early 2009). Accordingly, the business of the combined company may be adversely affected by political, economic and social uncertainties in these countries, in addition to the usual risks associated with conducting business in a foreign country. Because Freeport-McMoRan has no significant operations in any of these countries, these risks are different from and in addition to those to which the business of Freeport-McMoRan has historically been exposed. See “Risk Factors — Risks Related to Phelps Dodge’s Business” below.

Movements in foreign currency exchange rates or interest rates could negatively affect the combined company’s operating results.

Substantially all of the combined company’s revenues and a significant portion of its costs will be denominated in U.S. dollars; however, some of its costs, and certain of its asset and liability accounts, will be denominated in Indonesian rupiah, Chilean pesos, Peruvian nuevos soles and other foreign currencies. As a result, the combined company will be generally less profitable when the U.S. dollar weakens in relation to these foreign currencies. From time to time, the combined company may implement currency hedges intended to reduce its exposure to changes in foreign currency exchange rates. However, its hedging strategies may not be successful, and any of its unhedged foreign exchange payments will continue to be subject to market fluctuations.

Freeport-McMoRan and Phelps Dodge may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the transactions.

Achieving the anticipated benefits of the transactions will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

•	the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies, and the integration of certain operations following the transaction will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company;

•	any inability of our management to integrate successfully the operations of our two companies or to adapt to the addition of lines of business in which Freeport-McMoRan has not historically engaged; and

•	any inability of our management to cause best practices to be applied to the combined company’s businesses.

An inability to realize the full extent of the anticipated benefits of the acquisition, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company.

The combined company will depend on its senior management team and other key employees, and the loss of any of these employees could adversely affect the combined company’s business.

The success of the combined company after the acquisition will depend in part upon the ability of Freeport-McMoRan and Phelps Dodge to retain senior management and other key employees of both companies. Competition for qualified personnel can be very intense. In addition, senior management and key employees may depart because of issues relating to the uncertainty or difficulty associated with the integration of the companies or a desire not to remain with the combined company. Accordingly, no assurance can be given that Freeport-McMoRan or Phelps Dodge will be able to retain senior management and key employees to the same extent that they have been able to do so in the past.

The impact of purchase accounting could adversely affect the combined company’s earnings.

Purchase accounting will require the combined company to allocate the price paid in the transaction to Phelps Dodge’s assets on the basis of their fair values at the time the transaction closed. Those adjustments are expected to result in significant increases in the carrying values of certain acquired assets, including, based on preliminary estimates, increases of $3.4 billion in metal inventories and $11.6 billion in property, plant, equipment and development costs, as reflected in the unaudited pro forma condensed combined balance sheet contained elsewhere in this document. The increased value of property, plant, equipment and development costs will increase the combined company’s depreciation expense, which will reduce reported earnings but have no effect on cash flows.

A decline in the market price of commodities produced by the combined company could result in a write down of metal inventories to recoverable values and the recognition of impairment charges to property, plant, equipment and development costs. In addition, the increased value of metal inventories would cause the combined company’s cost of goods sold to increase in the year those inventories are recognized as sold. If the combined company changes the historical method of accounting for Phelps Dodge’s metal inventories from the current method of last-in, first-out, this increase in the combined company’s cost of goods would occur in the near term. These factors would have the effect of reducing reported earnings, although they would have no effect on cash flows.

In addition, the preliminary estimate of goodwill associated with the transaction is approximately $7.8 billion, as reflected in the unaudited pro forma condensed combined balance sheet contained elsewhere in this document. The combined company will annually assess this amount for impairment. If the combined company concludes that the goodwill associated with the transaction is impaired, the amount of the impairment would reduce the combined company’s reported earnings but would have no effect on cash flows.

Risks Related to Freeport-McMoRan’s Business

Because Freeport-McMoRan’s primary operating assets are located in the Republic of Indonesia, Freeport-McMoRan’s business may be adversely affected by Indonesian political, economic and social uncertainties, in addition to the usual risks associated with conducting business in a foreign country.

Indonesia has faced political, economic and social uncertainties, including separatist movements and civil and religious strife in a number of provinces. In particular, several separatist groups are opposing Indonesian rule over the province of Papua, where Freeport-McMoRan’s mining operations are located, and have sought political independence for the province. In response, Indonesia enacted regional autonomy laws, which became effective January 1, 2001. The manner in which the new laws are being implemented and the degree of political and economic autonomy that they may bring to individual provinces, including Papua, are uncertain and are ongoing issues in Indonesian politics. In Papua, there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. Social, economic and political instability in Papua could materially and adversely affect us if this instability results in damage to our property or interruption of our activities.

Maintaining a good working relationship with the Indonesian government is important to Freeport-McMoRan because all of Freeport-McMoRan’s mining operations are located in Indonesia and are conducted pursuant to a Contract of Work with the Indonesian government. Accordingly, Freeport-McMoRan is also subject to the risks associated with conducting business in and with a foreign country, including the risk of forced modification of existing contracts; changes in the country’s laws and policies, including those relating to taxation, royalties, divestment, imports, exports and currency and the risk of having to submit to the jurisdiction of a foreign court or arbitration panel or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory. In addition, Freeport-McMoRan is subject to the risk of expropriation. Freeport-McMoRan’s insurance does not cover losses caused by expropriation.

In February 2006, a group of illegal gold panners engaged in conflict with Indonesian police and PT Freeport Indonesia security personnel when they were requested to leave an area near Freeport-McMoRan’s milling facilities. Following the incident, the illegal panners blocked the road leading to the Grasberg mine and mill in protest and Freeport-McMoRan temporarily suspended mining and milling operations as a precautionary measure. The panners also vandalized some of Freeport-McMoRan’s light vehicles and offices near this area, causing approximately $2 million in damages. Freeport-McMoRan’s port facilities continued to operate during the disruption and concentrate shipments were not affected. The panners, mostly Papuans from outside Freeport-McMoRan’s area of operations, presented a list of aspirations, primarily relating to their desire to share in the benefits of Freeport-McMoRan’s existing initiatives and programs provided for the Papuans who are the traditional residents of Freeport-McMoRan’s operations area. Mining and milling operations resumed after an approximate four-day outage. During the incident at Freeport-McMoRan’s mine and mill, protestors in Jakarta vandalized the entrance floor of the office building housing Freeport-McMoRan’s Indonesian headquarters and staged a three-day rally outside the building. The Indonesian police handled this matter, which did not disrupt Freeport-McMoRan’s administrative functions or damage any of Freeport-McMoRan’s facilities.

Freeport-McMoRan cannot predict if there will be additional incidents similar to the February 2006 protests or other incidents that could disrupt Freeport-McMoRan’s operations. If there were additional protests or other incidents at Freeport-McMoRan’s mine and mill facilities, it could adversely affect Freeport-McMoRan’s business and profitability in ways that Freeport-McMoRan cannot predict at this time.

In addition to the usual risks encountered in the mining industry, Freeport-McMoRan faces additional risks because Freeport-McMoRan’s operations are located on difficult terrain in a very remote area.

Freeport-McMoRan’s mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. Because of these conditions, Freeport-McMoRan has had to overcome special engineering difficulties and develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mudslides. The mine site is also in an active seismic area and has experienced earth tremors from time to time. In addition to these special risks, Freeport-McMoRan is also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions that may result in cave-ins and flooding of mine areas. Freeport-McMoRan’s insurance may not sufficiently cover an unexpected natural or operating disaster.

On October 9, 2003, a slippage of material occurred in a section of the Grasberg open pit, resulting in eight fatalities. On December 12, 2003, a debris flow involving a relatively small amount of loose material occurred in the same section of the open pit resulting in only minor property damage. All material involved in the affected mining areas was removed. The events caused Freeport-McMoRan to alter its short-term mine sequencing plans, which adversely affected Freeport-McMoRan’s 2003 and 2004 production. While Freeport-McMoRan resumed normal production activities in the second quarter of 2004, no assurance can be given that similar events will not occur in the future.

On March 23, 2006, a mud/topsoil slide involving approximately 75,000 metric tons of material occurred from a mountain ridge above service facilities supporting PT Freeport Indonesia’s mining facilities. Regrettably, three contract workers were fatally injured in the event. The material damaged a mess hall and an adjacent area. As a result of investigations by PT Freeport Indonesia and the Indonesian Department of Energy and Mineral Resources, Freeport-McMoRan conducted geotechnical studies to identify any potential hazards to facilities from slides. The existing early warning system for potential slides, based upon rainfall and other factors, has also been expanded. PT Freeport Indonesia recorded a charge of $1.9 million ($1.0 million to net income) in the first quarter of 2006 for damages related to this event. The event did not directly involve operations within the Grasberg open-pit mine or PT Freeport Indonesia’s milling operations.

The terrorist attacks in the United States on September 11, 2001, subsequent attacks in Indonesia and the potential for additional future terrorist acts and other recent events have created economic and political uncertainties that could materially and adversely affect Freeport-McMoRan’s business.

On August 31, 2002, three people were killed and 11 others were wounded in an ambush by a group of unidentified assailants. The assailants shot at several vehicles transporting international contract teachers from Freeport-McMoRan’s school in Tembagapura, their family members, and other contractors to PT Freeport Indonesia on the road near Tembagapura, the mining town where the majority of PT Freeport Indonesia’s personnel reside. Freeport-McMoRan, along with the U.S. government, the central Indonesian government, the Papuan provincial and local governments, and leaders of the local people residing in the area of Freeport-McMoRan’s operations condemned the attack. Indonesian authorities and the U.S. FBI investigated the incident, which resulted in the U.S. indictment of an alleged operational commander of the Free Papua Movement/National Freedom Force. In January 2006, Indonesian Police, accompanied by FBI agents, arrested the alleged operational commander in the Free Papua Movement/National Freedom Force and 11 other Papuans. In November 2006, verdicts and sentencing were announced for seven of the accused in the August 2002 shooting, including a life sentence for the confessed leader of the attack.

On October 12, 2002, a bombing killed 202 people in the Indonesian province of Bali, which is 1,500 miles west of Freeport-McMoRan’s mining and milling operations. Indonesian authorities arrested 35 people in connection with this bombing and 29 of those arrested have been tried and convicted. On August 5, 2003,

12 people were killed and over 100 others were injured by a car bomb detonated outside of the JW Marriott Hotel in Jakarta, Indonesia. On September 9, 2004, 11 people were killed and over 200 others injured by a car bomb detonated in front of the Australian embassy in Jakarta. On October 1, 2005, three suicide bombers killed 19 people and wounded over 100 others in Bali. The same international terrorist organizations are suspected in each of these incidents. In November 2005, Indonesian Police raided a house in East Java that resulted in the death of other accused terrorists linked to the bombings discussed above. Freeport-McMoRan’s mining and milling operations were not interrupted by these incidents but their corporate office in Jakarta had to relocate for several months following the bombing in front of the Australian embassy.

We cannot predict whether there will be additional incidents similar to the recent shooting or bombings. If there were to be additional separatist, terrorist or other violence in Indonesia, it could materially and adversely affect Freeport-McMoRan’s business and profitability in ways that we cannot predict at this time.

Terrorist attacks and other events have caused uncertainty in the world’s financial and insurance markets and may significantly increase global political, economic and social instability, including in Indonesia. In addition to the Bali, JW Marriott Hotel and Australian embassy bombings, there have been anti-American demonstrations in certain sections of Indonesia reportedly led by radical Islamic activists. Radical activists have also threatened to attack foreign interests and have called for the expulsion of U.S. and British citizens and companies from Indonesia.

It is possible that further acts of terrorism may be directed against the U.S. domestically or abroad, and such acts could be directed against properties and personnel of companies such as our. The attacks and the resulting economic and political uncertainties, including the potential for further terrorist acts, have negatively impacted insurance markets. Moreover, while Freeport-McMoRan’s property and business interruption insurance covers damages to insured property directly caused by terrorism, this insurance does not cover damages and losses caused by war. Terrorism and war developments may materially and adversely affect Freeport-McMoRan’s business and profitability in ways that we cannot predict at this time.

Freeport-McMoRan’s Contracts of Work are subject to termination if Freeport-McMoRan does not comply with its contractual obligations, and if a dispute arises, Freeport-McMoRan may have to submit to the jurisdiction of a foreign court or arbitration panel.

PT Freeport Indonesia’s Contracts of Work and other Contracts of Work in which Freeport-McMoRan has an interest were entered into under Indonesia’s 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. Freeport-McMoRan’s Contracts of Work can be terminated by the Government of Indonesia if Freeport-McMoRan does not satisfy our contractual obligations, which include the payment of royalties and taxes to the government and the satisfaction of certain mining, environmental, safety and health requirements.

At times, certain government officials and others in Indonesia have questioned the validity of contracts entered into by the Government of Indonesia prior to May 1998 (i.e., during the Suharto regime, which lasted over 30 years), including PT Freeport Indonesia’s Contract of Work, which was signed in December 1991. Freeport-McMoRan cannot assure you that the validity of, or their compliance with, the Contracts of Work will not be challenged for political or other reasons. PT Freeport Indonesia’s Contract of Work and Freeport-McMoRan’s other Contracts of Work require that disputes with the Indonesian government be submitted to international arbitration. Notwithstanding that provision, if a dispute arises under the Contracts of Work, Freeport-McMoRan faces the risk of having to submit to the jurisdiction of a foreign court or arbitration panel, and if Freeport-McMoRan prevails in such a dispute, Freeport-McMoRan will face the additional risk of having to enforce the judgment of a foreign court or arbitration panel against Indonesia within its own territory.

Indonesian government officials have periodically undertaken reviews regarding Freeport-McMoRan’s compliance with Indonesian environmental laws and regulations and the terms of the Contracts of Work. In 2006, the Government of Indonesia created a joint team for “Periodic Evaluation on Implementation of the PT-FI Contract of Work (COW)” to conduct a periodic evaluation every five years. The team consists of five working groups, whose members are from relevant ministries or agencies, covering production, state revenues, community development, environmental issues and security issues. Freeport-McMoRan has conducted numerous working meetings with these groups. The joint team has indicated that it will issue its report shortly. While Freeport-McMoRan believes that it complies with the Contract of Work in all material respects, Freeport-McMoRan cannot assure you that the report will conclude that it is complying with all of the provisions of PT Freeport Indonesia’s Contract of Work. Separately, the Indonesian House of Representatives created a working committee on PT Freeport Indonesia. Members of this group have also visited Freeport-McMoRan’s operations and held a number of hearings in Jakarta. Freeport-McMoRan will continue to work with these groups to respond to their questions about Freeport-McMoRan’s operations and its compliance with PT Freeport Indonesia’s Contract of Work.

Any suspension of required activities under Freeport-McMoRan’s Contracts of Work requires the consent of the Indonesian government.

Freeport-McMoRan’s Contracts of Work permit Freeport-McMoRan to suspend certain contractually required activities, including exploration, for a period of one year by making a written request to the Indonesian government. These requests are subject to the approval of the Indonesian government and are renewable annually. If Freeport-McMoRan does not request a suspension or is denied a suspension, then Freeport-McMoRan is required to continue its activities under the Contract of Work or potentially be declared in default. Moreover, if a suspension continues for more than one year for reasons other than force majeure and the Indonesian government has not approved such continuation, then the government would be entitled to declare a default under the Contract of Work.

Freeport-McMoRan suspended its field exploration activities outside of Block A in recent years due to safety and security issues and regulatory uncertainty relating to a possible conflict between its mining and exploration rights in certain forest areas and an Indonesian Forestry law enacted in 1999 prohibiting open-pit mining in forest preservation areas. In 2001, Freeport-McMoRan requested and received from the Government of Indonesia, formal temporary suspensions of its obligations under the Contracts of Work in all areas outside of Block A. Recent Indonesian legislation permits open-pit mining in PT Freeport Indonesia’s Block B area, subject to certain requirements. Following an assessment of these requirements and a review of security issues, in 2007 Freeport-McMoRan plans to resume exploration activities in certain prospective Contract of Work areas outside of Block A.

Freeport-McMoRan’s mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from Freeport-McMoRan’s operations, could require it to incur increased costs.

Mining operations on the scale of Freeport-McMoRan’s operations in Papua involve significant environmental risks and challenges. Freeport-McMoRan’s primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which Freeport-McMoRan physically separates the copper-, gold- and silver-bearing materials from the ore that it mines. Freeport-McMoRan’s tailings management plan uses the river system near its mine to transport the tailings to the lowlands where the tailings and natural sediments are deposited in a controlled area contained within a levee system that will be regenerated. We incurred aggregate costs relating to tailings management of $12.8 million in 2006, $8.7 million in 2005 and $11.8 million in 2004.

Another major environmental challenge is managing overburden, which is the rock that must be moved aside in the mining process in order to reach the ore. In the presence of air, water and naturally occurring bacteria, some overburden can cause acid rock drainage, or acidic water containing dissolved metals which, if not properly managed, can have a negative impact on the environment.

Certain Indonesian governmental officials have from time to time raised issues with respect to Freeport-McMoRan’s tailings and overburden management plans, including a suggestion that Freeport-McMoRan implement a pipeline system rather than its river deposition system for tailings disposal. Because Freeport-McMoRan’s mining operations are remotely located in steep mountainous terrain and in an active seismic area, a pipeline system would be costly, difficult to construct and maintain, more prone to catastrophic failure and involve significant potentially adverse environmental issues. An external panel of qualified experts, as directed in Freeport-McMoRan’s 300K ANDAL (the Environmental Impact Assessment document submitted to the Indonesian government and approved in 1997), conducted detailed reviews and analyses of a number of technical studies. They concluded that all significant impacts identified were in line with the 300K ANDAL predictions, and that the current system of riverine tailings management was appropriate considering all site-specific factors. For these reasons, Freeport-McMoRan does not believe that a pipeline system is necessary or practical.

In March 2006, the Indonesian Ministry of Environment announced the preliminary results of its PROPER environmental management audit, acknowledging the effectiveness of PT Freeport Indonesia’s environmental management practices in some areas while making several suggestions for improvement in others. Freeport-McMoRan is working with the Ministry of Environment to address the issues raised as it completes the audit process.

Freeport-McMoRan anticipates that it will continue to spend significant financial and managerial resources on environmental compliance. In addition, changes in Indonesian environmental laws or unanticipated environmental impacts from Freeport-McMoRan’s operations could require Freeport-McMoRan to incur significant unanticipated costs.

Freeport-McMoRan does not expect to mine all of its ore reserves before the initial term of its Contract of Work expires.

All of Freeport-McMoRan’s current proven and probable ore reserves, including the Grasberg deposit, are located in Block A. The initial term of Freeport-McMoRan’s Contract of Work covering these ore reserves expires at the end of 2021. Freeport-McMoRan can extend this term for two successive 10-year periods, subject to the approval of the Indonesian government, which under Freeport-McMoRan’s Contract of Work cannot be withheld or delayed unreasonably. Freeport-McMoRan’s ore reserves reflect estimates of minerals that can be recovered through the end of 2041 (i.e., through the expiration of the two 10-year extensions) and its current mine plan has been developed, and its operations are based on the assumption that Freeport-McMoRan will receive the two 10-year extensions. As a result, Freeport-McMoRan will not mine all of its ore reserves during the current term of its Contract of Work, and there can be no assurance that the Indonesian government will approve the extensions. Prior to the end of 2021, Freeport-McMoRan expects to mine approximately 39 percent of aggregate proven and probable recoverable ore at December 31, 2006, representing approximately 45 percent of PT Freeport Indonesia’s share of recoverable copper reserves and approximately 59 percent of its share of recoverable gold reserves.

Risks Related to Phelps Dodge’s Business

Phelps Dodge’s copper price protection programs may cause significant volatility in its financial performance.

Phelps Dodge’s copper price protection programs have and may continue to cause significant volatility in its financial performance. At December 31, 2006, Phelps Dodge had in place zero-premium copper collars (consisting of both put and call options) for approximately 486 million pounds of its expected 2007 copper sales. For 2007, the annual average London Metals Exchange (LME) call strike price (ceiling) for its zero-premium copper collars is $2.002 per pound. At December 31, 2006, Phelps Dodge also had in place copper put options for approximately 730 million pounds of its expected 2007 copper sales, with an annual average LME put strike price (floor) of $0.95 per pound for 2007. In accordance with generally accepted accounting principles in the United States, transactions under these copper price protection programs do not qualify for hedge accounting treatment and are adjusted to fair market value based on the forward-curve price and implied volatility as of the last day of the reporting period, with the gain or loss recorded in revenues. These adjustments represent non-cash events as the contracts are settled in cash only after the end of the relevant year based on the annual average LME copper price. For the year ended December 31, 2006, the pre-tax charges arising from Phelps Dodge’s 2006 and 2007 copper price protection programs reduced operating income by approximately $1,009 million.

Phelps Dodge’s business is subject to complex and evolving laws and regulations and environmental and regulatory compliance may impose substantial costs.

Phelps Dodge’s global operations are subject to various federal, state and local environmental laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault and may also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago. The federal Clean Air Act has had a significant impact, particularly on Phelps Dodge’s smelter and power plants. Phelps Dodge also has potential liability for certain sites it currently operates or formerly operated and for certain third-party sites under the federal Superfund law and similar state laws. Phelps Dodge is also subject to claims for natural resource damages where the release of hazardous substances is alleged to have injured natural resources.

Phelps Dodge’s mining operations and exploration activities, both inside and outside the United States, are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining also is subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations imposes substantial costs and subjects Phelps Dodge to significant potential liabilities.

The laws and regulations that apply to Phelps Dodge are complex and are continuously evolving in the jurisdictions in which Phelps Dodge conducts business. Costs associated with environmental and regulatory compliance have increased over time, and Phelps Dodge expects these costs to continue to increase in the future. In addition, the laws and regulations that apply to Phelps Dodge may change in ways that could otherwise have an adverse effect on its operations or financial results. The costs of environmental obligations may exceed the reserves that Phelps Dodge has established for such liabilities.

Mine closure regulations may impose substantial costs.

Phelps Dodge’s operations in the United States are subject to various federal and state mine closure and mined-land reclamation laws. The requirements of these laws vary depending upon the jurisdiction. Over the last several years, there have been substantial changes in these laws and regulations in the states in which Phelps Dodge’s mines are located, as well as changes in the regulations promulgated by the federal Bureau of Land Management (BLM) for mining operations located on unpatented mining claims located on federal public lands. The amended BLM regulations governing mined-land reclamation for mining on federal lands will likely increase Phelps Dodge’s regulatory obligations and compliance costs over time with respect to mine closure reclamation. As estimated costs increase, Phelps Dodge’s mines are required to post increasing amounts of financial assurance to ensure the availability of funds to perform future closure and reclamation.

The amount of financial assurance that has been provided for our Chino, Tyrone and Cobre mines, pursuant to an agreement Phelps Dodge reached with two New Mexico state agencies, totaled approximately $495 million at December 31, 2006. Up to 70 percent of such financial assurance is in the form of third-party guarantees issued by Phelps Dodge on behalf of its operating subsidiaries and the balance, or approximately 30 percent, is provided in the form of trust funds, real property collateral and letters of credit. The actual amount required for financial assurance is subject to the completion of additional permitting procedures, final agency determinations and the results of administrative appeals, all of which could result in some changes to the closure and reclamation plans and further increases in the cost estimates and its related financial assurance obligations. In addition, Phelps Dodge’s Arizona mining operations have obtained approval of reclamation plans for its mined land and approval of financial assurance totaling approximately $174 million, but applications for approval of closure plans for groundwater quality protection are pending for some portions of its mines. Phelps Dodge also has approved mined-land reclamation plans and financial assurance in place for its two Colorado mines totaling approximately $81 million.

Most of the financial assurance provided for Phelps Dodge’s southwestern U.S. mines requires a demonstration that it meets financial tests showing Phelps Dodge’s capability to perform the required closure and reclamation. Demonstrations of financial capability have been made for all of the financial assurance for Phelps Dodge’s Arizona mines. The financial tests required for continued use of the financial capability demonstrations and third-party guarantees include maintaining an investment-grade rating on its senior debt securities. If, in the future, Phelps Dodge’s or the combined company’s credit rating for senior unsecured debt falls below investment grade, a portion of Phelps Dodge’s financial assurance requirements might be required to be supplied in another form, such as letters of credit, real property collateral or cash.

Phelps Dodge has reduced its use of surety bonds in support of financial assurance obligations in recent years due to significantly increasing costs and because many surety companies require a significant level of collateral supporting the bonds. If remaining surety bonds are unavailable at commercially reasonable terms, the combined company could be required to post other collateral or cash or cash equivalents directly in support of financial assurance obligations.

In addition, Phelps Dodge’s international mines are subject to various mine closure and mined-land reclamation laws. There have recently been significant changes in closure and reclamation programs in Peru and Chile.

Phelps Dodge’s operations outside the United States are subject to the risks of doing business in foreign countries.

In 2006, Phelps Dodge’s international operations provided approximately 39 percent of its consolidated sales (including sales through PDMC’s U.S. based sales company) and Phelps Dodge’s international operations (including international exploration) contributed approximately 54 percent of its consolidated operating income. Due to the current development of the Tenke Fungurume project in the Democratic Republic of Congo and expansion projects at Cerro Verde and El Abra, Phelps Dodge expects international operations to increase as a percentage of sales and operating income in future years. Phelps Dodge fully consolidates the results of certain of its domestic and international mining operations in which it owns less than a 100 percent interest (and reports the minority interest). During 2006, Phelps Dodge’s minority partners in its South American mines were entitled to approximately 212,400 tons, or 38 percent, of Phelps Dodge’s international copper production.

Phelps Dodge’s international activities are conducted in Canada, Latin America, Europe, Asia and Africa, and are subject to certain political and economic risks, including but not limited to:

•	political instability and civil strife;

•	changes in foreign laws and regulations, including those relating to the environment, labor, tax, royalties on mining activities and dividends or repatriation of cash and other property to the United States;

•	foreign currency fluctuations;

•	expropriation or nationalization of property;

•	exchange controls; and

•	import, export and trade regulations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking information about Freeport-McMoRan, Phelps Dodge and the combined company after completion of the transactions is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for the period following the completion of this transaction. Representatives of Freeport-McMoRan and Phelps Dodge may also make forward-looking statements. When used in this document, the words “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to Freeport-McMoRan or Phelps Dodge, the management of either such company or the transactions are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties, including the risks described in this prospectus supplement under “Risk Factors,” that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some other risks and uncertainties include, but are not limited to:

•	risks related to our substantial indebtedness;

•	our holding company structure and its potential effect on your ability to receive dividends on our common stock;

•	macroeconomic conditions and general industry conditions, such as the competitive environment of the mining industry;

•	unanticipated mining, milling and other processing problems;

•	accidents that lead to personal injury or property damage;

•	persistent commodity price reductions;

•	changes in political, social or economic circumstances in areas where Freeport-McMoRan and Phelps Dodge operate or plan to operate;

•	expropriation;

•	variances in ore grades;

•	labor relations;

•	adverse weather conditions and natural disasters, such as earthquakes;

•	the speculative nature of mineral exploration;

•	increases in energy and production costs;

•	fluctuations in interest rates or foreign currency exchange rates and other adverse financial market conditions;

•	regulatory and litigation matters and risks; and

•	changes in tax and other laws.

The actual results or performance by Freeport-McMoRan and issues relating to the transactions, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the combined company or the transactions. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate the net proceeds from the issuance and sale of the shares of common stock, after deducting underwriting discounts and estimated offering expenses, will be approximately $2,448.0 million ($2,815.2 million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds to repay outstanding indebtedness under (i) our Tranche A term loan facility due March 19, 2012 with an interest rate currently of LIBOR plus 1.50% and (ii) our Tranche B term loan facility due March 19, 2014 with an interest rate of LIBOR plus 1.75%. The Tranche A term loan facility and the Tranche B term loan facility were used to fund a portion of the acquisition and related transaction costs. See “Prospectus Supplement Summary — Sources and Uses.” Under our new senior secured credit facilities, JP Morgan Chase Bank, N.A. is administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated is syndication agent, and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint bookrunners and joint lead arrangers. Affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also lenders under the new senior secured credit facilities.

CAPITALIZATION

The following table shows Freeport-McMoRan’s cash and cash equivalents and capitalization as of December 31, 2006, on an as reported basis, and cash and cash equivalents and capitalization on a pro forma basis to reflect the transactions, the issuance of the common stock offered hereby (assuming no exercise of the underwriters’ overallotment option), our concurrent public offering of 25,000,000 shares of 6 3/4% mandatory convertible preferred stock (assuming no exercise of the underwriters’ overallotment option) and the use of net proceeds from the common stock and mandatory convertible preferred stock offerings to reduce outstanding indebtedness under the Tranche A term loan facility and the Tranche B term loan facility on a pro rata basis. This table is unaudited and should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Consolidated Historical Financial and Operating Data of Freeport-McMoRan,” “Selected Consolidated Historical Financial and Operating Data of Phelps Dodge” and the financial statements and related notes of Freeport-McMoRan and Phelps Dodge, which are included elsewhere or incorporated by reference in this prospectus supplement.

	As of December 31,
	2006
	Actual	Pro Forma
	(Dollars in millions)

Cash and cash equivalents(a)	$907.5	$3,383.4

Debt:
Existing indebtedness of Freeport-McMoRan
8.375% senior notes due 2017	$—	$3,500.0
8.25% senior notes due 2015	—	1,500.0
Senior floating rate notes due 2015	—	1,000.0
10 1/8% senior notes due 2010	272.4	272.4
7% convertible notes due 2011	7.1	7.1
6 7/8% notes due 2014	340.3	340.3
Existing indebtedness of Phelps Dodge(b)
7.375% notes due 2007	$—	$60.6
8.75% notes due 2011	—	108.8
7.125% debentures due 2027	—	115.0
9.50% notes due 2031	—	196.8
6.125% notes due 2034	—	149.8
New senior credit facilities
Revolving credit facility(a)	$—	$—
Tranche A term loan facility	—	1,278.7
Tranche B term loan facility	—	3,836.3
Other debt(c)	60.3	321.2

Total debt(b)	$680.1	$12,687.0
Stockholders’ equity:
Preferred stock, $0.10 par value:
5 1/2% convertible perpetual preferred stock	1,100.0	1,100.0
6 3/4% mandatory convertible preferred stock:	—	2,500.0
Common stock, $0.10 par value: Authorized — 700,000,000 shares; issued and outstanding — 196,964,996 shares, actual, and 375,417,324 shares as adjusted(d)	31.0	48.8
Capital in excess of par value	2,668.1	12,826.1
Retained earnings	1,414.8	1,376.5
Accumulated other comprehensive loss	(19.9)	(19.9)
Treasury stock	(2,748.9)	(2,748.9)

Total stockholders’ equity	2,445.1	15,082.6

Total capitalization	$3,125.2	$27,769.6

(a)	Our availability under our revolving credit facility is approximately $1,400.0 million as of the closing of the transactions after giving effect to outstanding letters of credit. Going forward, we may be required to issue additional letters of credit in connection with financial assurances with respect to our reclamation obligations. See “Risk Factors — Risks Related to Phelps Dodge’s Business — Mine closure regulations may impose substantial costs.”

(b)	Pro forma total debt as of December 31, 2006 shown above is based on Phelps Dodge’s book values. Total debt as reflected in the pro forma financial statements is based on the December 31, 2006 fair value of Phelps Dodge’s debt.

(c)	Actual amounts include equipment capital leases and other ($54.5 million), Atlantic Copper debt ($5.6 million) and other Freeport-McMoRan debt ($0.2 million). Pro forma amounts include, in addition, certain project financing and subsidiary debt financing ($202.2 million), various pollution control and industrial development revenue bonds ($25.0 million) and short-term debt ($33.7 million) of Phelps Dodge.

(d)	Based on shares outstanding as of February 28, 2007, approximately 137,042,000 shares issued in connection with the closing of the acquisition and 41,000,000 shares offered hereby (assuming no exercise of the underwriters’ overallotment option). This number excludes 234,450 shares issuable upon conversion of our 7% convertible senior notes and 23,272,163 shares issuable upon conversion of our 5.5% perpetual convertible preferred stock. This number also excludes an aggregate of 8,087,689 shares issuable upon exercise of outstanding stock options and restricted stock units or the vesting of restricted stock awards, approximately 1,000,000 of which were assumed as part of the acquisition. Our outstanding stock options as of February 28, 2007 had a weighted average exercise price of $43.03 per share. This number also excludes approximately 40.8 million shares of our common stock (approximately 46.9 million shares if the underwriters exercise their overallotment option in full) issuable upon conversion of our 6 3/4% mandatory convertible preferred stock, assuming the successful completion of the concurrent offering thereof.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the New York Stock Exchange under the symbol “FCX.” The following table sets forth, for the periods indicated, the high and low prices per share of the common stock on the New York Stock Exchange.

	High	Low

2005
First quarter	$43.90	$35.12
Second quarter	40.31	31.52
Third quarter	49.48	37.12
Fourth quarter	56.35	43.41
2006
First quarter	$65.00	$47.11
Second quarter	72.20	43.10
Third quarter	62.29	47.58
Fourth quarter	63.70	47.60
2007
First quarter (through March 22, 2007)	$63.67	$48.85

On March 22, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $61.91 per share. As of February 28, 2007, there were approximately 8,100 holders of record of our common stock.

DIVIDEND POLICY

In February 2003, the Board of Directors initiated a cash dividend for FCX’s common stock of $0.09 per share quarterly beginning May 1, 2003. In October 2003, the Board authorized an increase in the cash dividend to an annual rate of $0.80 per share and increased the dividend again in October 2004 to an annual rate of $1.00 per share. In December 2004, the Board authorized a supplemental common stock dividend of $0.25 per share, and during 2005 the Board authorized three supplemental dividends of $0.50 per share paid on March 31, 2005, September 30, 2005 and December 30, 2005. In November 2005, the Board authorized an increase in our annual common stock dividend to $1.25 per share (from $1.00 per share) payable quarterly ($0.3125 per share) beginning with the February 1, 2006 dividend payment. In 2006, the Board authorized four supplemental dividends totaling $3.50 per share. Freeport-McMoRan expects to continue its regular annual common stock dividend of $1.25 per share and to discontinue its practice of paying supplemental dividends for the foreseeable future.

Below is a summary of the common stock cash dividends declared and paid during 2006 and 2005:

	2006			2005
	Amount Per Share	Record Date	Payment Date	Amount Per Share	Record Date	Payment Date

First Quarter	$0.3125	Jan. 17, 2006	Feb 1, 2006	$0.25	Jan. 14, 2005	Feb. 1, 2005
Supplemental dividend	0.50	Mar. 15, 2006	Mar. 31, 2006	0.50	Mar. 15, 2005	Mar. 31, 2005
Second Quarter	0.3125	Apr. 17, 2006	May 1, 2006	0.25	Apr. 15, 2005	May 1, 2005
Supplemental dividend	0.75	June 15, 2006	June 30, 2006	N/A	N/A	N/A
Third Quarter	0.3125	July 17, 2006	Aug. 1, 2006	0.25	July 15, 2005	Aug. 1, 2005
Supplemental dividend	0.75	Sept. 14, 2006	Sept. 29, 2006	0.50	Sept. 15, 2005	Sept. 30, 2005
Fourth Quarter	0.3125	Oct. 16, 2006	Nov. 1, 2006	0.25	Oct. 14, 2005	Nov. 1, 2005
Supplemental dividend	1.50	Dec. 14, 2006	Dec. 29, 2006	0.50	Dec. 15, 2005	Dec. 30, 2005

Freeport-McMoRan paid the first quarterly payment of its annual dividend of $0.3125 per share on February 1, 2007. The declaration and payment of dividends is at the discretion of our Board and will depend on our financial results, cash requirements, future prospects and other factors deemed relevant by the Board. The amount of our current quarterly cash dividend ($0.3125 per share) on our common stock and the possible payment of additional future supplemental cash dividends will depend upon many factors, including, but not limited to, our cash flows and financial position, future prospects, copper and gold prices, general economic and market conditions, and other factors deemed relevant by our Board of Directors. In addition, since we are a holding company, our ability to pay cash dividends depends in large measure on our subsidiaries’ ability to make distributions of cash or property to us. Payment of dividends on our common stock and purchases of common stock are also subject to limitations under our 10 1/8% senior notes due 2010, 6 7/8% senior notes due 2014, 8.25% senior notes due 2015, 8.375% senior notes due 2017, senior floating rate notes due 2015, and, in certain circumstances, our new senior credit facilities. Further, we are restricted by certain of our borrowing arrangements from paying cash dividends in certain circumstances without the prior written consent of the lenders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements presented herein, which have been prepared by the management of Freeport-McMoRan, are derived from the historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with the transactions, the issuance of our common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the issuance of common stock and mandatory convertible preferred stock to reduce outstanding debt assumed to have occurred on January 1, 2006, for statement of income purposes and on December 31, 2006, for balance sheet purposes using accounting principles generally accepted in the United States, referred to as U.S. GAAP. The pro forma adjustments to reflect fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments are based on available data as of December 31, 2006. At the effective time of the acquisition, the pre-combination shareholders of Freeport-McMoRan owned approximately 59 percent (62 percent on a fully diluted basis) of the combined company and the pre-combination shareholders of Phelps Dodge owned approximately 41 percent (38 percent on a fully diluted basis). In addition to considering these relative shareholdings, Freeport-McMoRan also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan and the premium paid by Freeport-McMoRan to acquire Phelps Dodge, in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

The pro forma amounts have been developed from (i) the audited consolidated financial statements of Freeport-McMoRan contained in its annual report on Form 10-K for the year ended December 31, 2006 and (ii) the audited consolidated financial statements of Phelps Dodge contained in its annual report on Form 10-K for the year ended December 31, 2006, each of which were prepared in accordance with U.S. GAAP and are incorporated by reference herein.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. In this regard, the reader should note that the unaudited pro forma condensed combined financial statements do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

Freeport-McMoRan has not yet developed formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Freeport-McMoRan. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the business combination. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed combined financial statements are preliminary and are subject to revision, which may be material, after the closing of the business combination.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Freeport-McMoRan and Phelps Dodge incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	For the Year Ended December 31, 2006
	Historical
	Freeport-			Pro Forma		Pro Forma
	McMoRan	Phelps Dodge		Adjustments(Note 3)		Combined
	(Dollars in millions, except per share data)

Revenues	$5,790.5	$11,910.4	(Note 4)	$		$17,700.9	(Note 4)
Cost of sales:
Production and delivery	2,524.9	6,807.2		74.4	(A)	9,387.5
				(19.0	)(M)
Depreciation, depletion and amortization	227.6	448.7		581.0	(J)	1,268.2
				10.9	(A)

Total cost of sales	2,752.5	7,255.9		647.3		10,655.7
Selling, general and administrative expenses	157.1	207.0		8.3	(A)	372.4
Exploration and research expenses	12.2	127.0				139.2
Special items and provisions, net	—	93.6		(93.6	)(A)	—

Total costs and expenses	2,921.8	7,683.5		562.0		11,167.3

Operating income	2,868.7	4,226.9		(562.0)		6,533.6
Interest expense, net	(75.6)	(73.0)		54.0	(A)	(1,036.9)
				(1,245.3	)(N)
				303.0	(O)
Capitalized interest	—	54.0		(54.0	)(A)	—
Equity in PT Smelting and affiliated companies’ earnings	6.5	—		4.6	(A)	11.1
Losses on early extinguishment and conversion of debt	(32.0)	—				(32.0)
Gains on sales of assets	30.6	—				30.6
Inco termination fee, net of expenses	—	435.1				435.1
Other income, net	27.7	190.9				218.6

Income from continuing operations before taxes and minority interests in consolidated subsidiaries	2,825.9	4,833.9		(1,499.7)		6,160.1
Provision for income taxes	(1,201.2)	(1,010.2)		262.3	(F)	(1,949.1)
Minority interests in net income of consolidated subsidiaries	(168.2)	(792.4)				(960.6)
Equity in net earnings of affiliated companies	—	4.6		(4.6	)(A)	—

Income from continuing operations	1,456.5	3,035.9	(Note 4)	(1,242.0)		3,250.4	(Note 4)
Preferred dividends	(60.5)	—		(168.8	)(O)	(229.3)

Income from continuing operations applicable to common stock	$1,396.0	$3,035.9		$(1,410.8)		$3,021.1

Income per share from continuing operations applicable to common stock:
Basic	$7.32	$15.00				$8.19
Diluted	$6.63	$14.92				$7.48
Weighted average shares outstanding:
Basic	190.7					368.8	(L)
Diluted	221.5					440.4	(L)

See accompanying notes to these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of December 31, 2006
	Historical
	Freeport-		Pro Forma		Pro Forma
	McMoRan	Phelps Dodge	Adjustments(Note 3)		Combined
	(Dollars in millions)

Assets:
Current assets:
Cash and cash equivalents	$907.5	$4,947.4	$16,000.0	(K)	$3,383.4
			(330.0	)(C)
			(100.0	)(C)
			25.0	(H)
			(66.5	)(E)
			(18,000.0	)(B)
Restricted cash	—	25.4			25.4
Accounts receivable, less allowance	485.7	1,264.8			1,750.5
Mill and leach stockpiles	—	90.8	1,412.0	(D)	1,502.8
Product inventories	384.2	356.0	1,293.0	(D)	2,033.2
Materials and supplies	340.1	247.9			588.0
Prepaid expenses and other current assets	33.5	116.3			149.8
Deferred income taxes	—	552.3			552.3

Total current assets	2,151.0	7,600.9	233.5		9,985.4
Investments and long-term receivables	—	193.1			193.1
Property, plant, equipment and development costs, net	3,098.5	5,873.5	11,620.4	(D)	20,592.4
Long-term mill and leach stockpiles	—	181.8	723.6	(D)	905.4
Goodwill	—	12.5	7,754.9	(D)	7,767.4
Trust assets	—	588.3			588.3
Other assets and deferred charges	140.3	182.2	330.0	(C)	587.2
			(27.0	)(D)
			(38.3	)(O)

Total assets	$5,389.8	$14,632.3	$20,597.1		$40,619.2

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$789.0	$2,705.8	$		$3,494.8
Current portion of long-term debt and short-term borrowings	19.1	121.8	0.4	(D)	141.3
Accrued income taxes	164.4	435.3			599.7

Total current liabilities	972.5	3,262.9	0.4		4,235.8
Long-term debt, less current portion	661.0	770.1	35.0	(D)	12,581.1
			16,000.0	(K)
			(4,885.0	)(O)
Deferred income taxes	800.3	768.6	4,499.6	(F)	6,068.5
Accrued postretirement benefits and other liabilities	297.9	890.7			1,188.6
Minority interests	213.0	1,249.6			1,462.6
Stockholders’ equity:
5 1/2% Convertible perpetual preferred stock	1,100.0	—			1,100.0
6 3/4% Mandatory convertible preferred stock	—	—	2,500.0	(O)	2,500.0
Common stock	31.0	1,275.1	13.7	(G)	48.8
			(1,275.1	)(I)
			4.1	(O)
Capital in excess of par value of common stock	2,668.1	1,372.7	7,777.1	(G)	12,826.1
			(1,372.7	)(I)
			2,380.9	(O)
Retained earnings	1,414.8	5,221.4	(5,221.4	)(I)	1,376.5
			(38.3	)(O)
Accumulated other comprehensive income (loss)	(19.9)	(178.8)	178.8	(I)	(19.9)
Common stock held in treasury	(2,748.9)	—			(2,748.9)

Total stockholders’ equity	2,445.1	7,690.4	4,947.1		15,082.6

Total liabilities and stockholders’ equity	$5,389.8	$14,632.3	$20,597.1		$40,619.2

See accompanying notes to these pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of presentation

The unaudited pro forma condensed combined financial statements, which have been prepared by Freeport-McMoRan management, have been derived from historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge incorporated by reference into this prospectus supplement.

At the effective time of the acquisition, the pre-combination shareholders of Freeport-McMoRan owned approximately 59 percent of the combined company (62 percent on a fully diluted basis) and the pre-combination shareholders of Phelps Dodge, owned approximately 41 percent of the combined company (38 percent on a fully diluted basis). In addition to considering these relative shareholdings, Freeport-McMoRan management also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan, and the premium paid by Freeport-McMoRan to acquire Phelps Dodge in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

2.	The acquisition

Freeport-McMoRan acquired all the issued and outstanding common shares of Phelps Dodge for $88.00 in cash and 0.67 of a share of Freeport-McMoRan common stock for each Phelps Dodge common share. Based on Freeport-McMoRan’s closing stock price of $57.40 per share on November 17, 2006, the implied value of the merger consideration is $126.46, composed of $88.00 in cash and stock worth $38.46 per share.

The acquisition will be accounted for under the purchase method of accounting. The pro forma adjustments reflect Freeport-McMoRan’s acquisition of 100 percent of Phelps Dodge’s net reported assets at their fair values at December 31, 2006 for the pro forma condensed combined balance sheet, and at January 1, 2006, for the pro forma condensed combined statement of income, and the subsequent accounting for Phelps Dodge as a wholly owned subsidiary. The pro forma adjustments also reflect the application of the net proceeds from the issuance of our common stock offered hereby and the concurrent mandatory convertible preferred stock offering to reduce long-term debt.

The purchase price consideration for the business combination is estimated to include $18.0 billion in cash, $7.8 billion in Freeport-McMoRan common stock and $167 million for costs and fees of the acquisition as shown below:

(In millions, except
per share amount)

Freeport-McMoRan’s acquisition of Phelps Dodge:
Common shares outstanding and issuable	204.540
Exchange offer ratio of Freeport-McMoRan common stock for each Phelps Dodge common share	0.67
Approximate shares of Freeport-McMoRan common stock issued	137.042
Weighted average market price of each share of Freeport-McMoRan common stock from November 16-21, 2006	$56.85

Cash consideration for each Phelps Dodge common share	$88.00

Fair value of Freeport-McMoRan common stock issued, comprising par value of $13.7 ($0.10 per share) and capital in excess of par of $7,777.1	$7,791
Cash consideration of $88.00 for each Phelps Dodge common share	18,000
Estimated change of control costs and related employee benefits	67
Estimated transaction costs	100

Purchase price	$25,958

3.	Pro forma assumptions and adjustments

The following assumptions and related pro forma adjustments give effect to the business combination of Freeport-McMoRan and Phelps Dodge, the issuance of our common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the issuance of common stock and mandatory convertible preferred stock to reduce outstanding debt as if such transactions occurred on January 1, 2006, in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2006, and on December 31, 2006, for the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the business combination with Phelps Dodge occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or financial position.

The unaudited pro forma condensed combined financial statements do not reflect and do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

Additionally, Freeport-McMoRan believes that cost savings will be realized upon the consolidation and integration of the companies. Freeport-McMoRan has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not yet available to Freeport-McMoRan. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the unaudited pro forma condensed combined financial statements.

As shown in adjustment D below, Freeport-McMoRan expects the accounting for the acquisition of Phelps Dodge to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. U.S. GAAP requires that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves (referred to in this document as VBPP) (see further discussion in adjustment J below), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Freeport-McMoRan has not completed its determination of the combined company’s reporting units nor its method of allocating goodwill to those reporting units. Our ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

The unaudited pro forma condensed combined financial statements include the following pro forma assumptions and adjustments:

(A) Reclassifications have been made to the Phelps Dodge historical consolidated financial information to conform to Freeport-McMoRan’s presentation. This included reclassifying amounts described by Phelps Dodge on a single line item as “Special items and provisions, net” into production and delivery costs, into depreciation, depletion and amortization and into selling, general and administrative expenses based on Freeport-McMoRan’s reporting for these items. The reclassifications also reflect the reporting of Phelps Dodge’s “Capitalized interest” as a component of “Interest expense, net” and Phelps Dodge’s “Equity in net earnings of affiliated companies” as a component of “Equity in PT Smelting and affiliated companies’ earnings” to conform to Freeport-McMoRan’s reporting.

(B) This pro forma adjustment represents payment of the cash component of the purchase price for Phelps Dodge common shares.

(C) Freeport-McMoRan estimates it incurred approximately $430 million of transaction costs, consisting primarily of financing costs, financial advisory fees, legal and accounting fees, financial printing and other charges related to the purchase of Phelps Dodge. Approximately $330 million of these transaction costs will be recorded as deferred charges on the combined company’s balance sheet and the remaining approximately $100 million will be recorded as part of the cost to purchase Phelps Dodge. These estimates are preliminary and, therefore, are subject to change.

(D) The pro forma adjustments to reflect fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments were based on available data as of December 31, 2006. On this basis, the pro forma adjustments to reflect the fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments are estimated as follows:

(Dollars in millions)

Phelps Dodge net assets on December 31, 2006	$7,690
Adjustment to fair value mill and leach stockpiles inventory — current	1,412
Adjustment to fair value mill and leach stockpiles inventory — long-term	724
Adjustment to fair value product inventory	1,293
Adjustment to fair value property, plant, equipment and development costs	11,620
Adjustment to fair value debt issuance costs	(27)
Adjustment to fair value debt	(35)
Adjustment to deferred taxes to reflect fair value adjustments (see F)	(4,500)
Cash proceeds from assumed exercise of stock options (see H)	25

Net tangible assets and liabilities acquired	$18,203 *
Allocation to goodwill	7,755 **

Total purchase price	$25,958

*	Represents the sum of tangible assets and liabilities acquired before rounding.

**	The allocation to goodwill was reduced by $776 million from the amount reflected in the amended joint proxy statement/prospectus filed on February 12, 2007, because of changes in the fair value of Phelps Dodge’s net assets from September 30, 2006 to December 31, 2006, primarily because of changes in metal price assumptions and a change in accounting for defined benefit pension and other postretirement plans resulting from the adoption of a new accounting standard on December 31, 2006.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities between December 31, 2006 and the date of the acquisition, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments in the unaudited pro forma condensed combined statement of income. Going forward, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense. The unaudited pro forma condensed combined statement of income reflects Phelps Dodge’s metal inventories on its historical accounting method of “last-in, first-out.” Inventories are subject to a lower of cost or market assessment and a decline in metal prices could result in a write down of metal inventory values and a corresponding charge to future earnings of the combined company.

(E) This pro forma adjustment recognizes certain estimated change of control obligations arising from the combination of Phelps Dodge and Freeport-McMoRan.

(F) The estimated income tax effect of the pro forma adjustments has been recorded based upon statutory tax rates in effect in the various tax jurisdictions in which Phelps Dodge operates, resulting in an estimated tax rate of approximately 10 percent for interest costs and 30 percent for all other items. The statutory tax rates range from 20 percent to 35 percent. The estimated tax rates are a weighted calculation of the various statutory tax rates and consider tax credits, exempt income and non-deductible expenses. The estimated tax rate for interest costs of 10 percent has been derived from a preliminary analysis of the applicable rules for interest cost allocation required by U.S. tax regulations and considers their associated limitation on the utilization of foreign tax credits. These rates will vary depending on the mix of income derived in the respective countries of operation and the allocation of interest and other expenses. The actual tax rates will also be affected by any tax planning opportunities that may result from the combination of the companies after the transaction. The business combination is expected to be non-taxable to the respective companies, with Phelps Dodge’s historical tax bases surviving for income tax reporting purposes. Additional deferred income taxes have been recognized based on the pro forma fair value adjustments to assets and liabilities.

Provisions for pro forma income tax expense have been recorded as pro forma adjustments to the unaudited pro forma condensed combined statement of income.

(G) These pro forma adjustments reflect the issuance of 137.0 million shares of Freeport-McMoRan common stock in connection with the offer for all the outstanding common shares of Phelps Dodge. The common stock of Freeport-McMoRan totals $13.7 million at $0.10 per share par value and capital in excess of par of $7,777.1 million. These shares include the shares issuable in connection with the stock options and restricted stock of Phelps Dodge outstanding at December 31, 2006.

(H) This pro forma adjustment gives effect to $25 million of proceeds to be received from the assumed exercise of Phelps Dodge’s in-the-money stock options. Freeport-McMoRan has assumed that all eligible Phelps Dodge stock options are exercised and all eligible restricted stock is vested prior to the purchase transaction.

(I) These pro forma adjustments eliminate the historical shareholders’ equity accounts of Phelps Dodge.

(J) This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $11,620 million allocated to plant, property, equipment and development costs as further discussed in adjustment D. Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, VBPP and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 (EITF 04-3) and has been interpreted differently by mining companies. Our preliminary adjustment to property, plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Freeport-McMoRan believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metal(s). Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

The preliminary allocation of $11,620 million to property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows from Phelps Dodge’s pro rata share of estimated proven and probable reserves, an estimated market value of Phelps Dodge’s estimated VBPP attributable to mineralized material and valuation multiples applied to certain tangible assets. Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, VBPP and intangible assets after a full review has been completed.

For the purpose of preparing the unaudited pro forma condensed combined statements of income, Freeport-McMoRan assumed an average estimated remaining useful life of 20 years, which was based on an analysis of Phelps Dodge’s estimated mine lives and on the estimated useful lives of other property, plant and equipment disclosed in Phelps Dodge’s public filings and life-of-mine plans provided to Freeport-McMoRan. A one-year change in the estimated useful life would have a 5 percent impact on the pro forma depreciation, depletion and amortization expense. Additionally, for each $1 billion that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease approximately $50 million annually, assuming a weighted average 20-year life.

(K) This pro forma adjustment relates to borrowings under new $10.0 billion term loan facilities and $6.0 billion of the notes. The proceeds from borrowings under these facilities, in conjunction with available cash, were used for: (i) the $88.00 per share cash payment to Phelps Dodge shareholders and (ii) payments for related transaction fees and expenses.

(L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows:

	Year Ended December 31, 2006
	Basic		Diluted
	(In millions)

Average number of shares of historical Freeport-McMoRan common stock outstanding	190.7		221.5
Shares of Freeport-McMoRan common stock issued in connection with the business combination (Note 2)	137.0		137.0
Shares to be issued or issuable in connection with the issuance of the common stock offered hereby and the concurrent mandatory convertible preferred stock offering	41.0		81.8

Total	368.8	*	440.4	*

*	Represents the sum of the numbers before rounding.

The average number of common shares outstanding gives effect to outstanding Phelps Dodge stock options and restricted stock, all eligible shares of which are assumed to be exercised or vested. Based upon public information reported and the current exchange offer ratio, Freeport-McMoRan estimates that the incremental number of shares of Freeport-McMoRan stock issuable upon the exercise and vesting of Phelps Dodge stock options and restricted stock would be approximately 1.4 million.

(M) This pro forma adjustment eliminates amortization expense for past service costs and net actuarial losses relating to postretirement benefits recorded by Phelps Dodge.

(N) This pro forma adjustment recognizes imputed interest expense for the year ended December 31, 2006, resulting from the fair value adjustment of Phelps Dodge’s long-term debt and acquisition-related debt discussed in Note (K) above at an assumed weighted average annual interest rate of approximately 7.5 percent. A 0.125% variance in the interest rate on the Tranche A term loan portion of the new senior credit facilities would cause an increase or decrease of $3.1 million in interest expense. A 0.125% variance in the interest rate on the Tranche B term loan portion of the new senior credit facilities would cause an increase or decrease of $9.4 million in interest expense. A 0.125% variance in the weighted average effective interest rate on the notes would cause an increase or decrease of $1.3 million in interest expense.

(O) This pro forma adjustment recognizes the issuance of the common stock offered hereby and the concurrent mandatory convertible preferred stock offering and assumes that the net proceeds are used to reduce the Tranche A term loan by $1,221.3 million and the Tranche B term loan by $3,663.7 million. The prepayment of long-term debt also results in the acceleration of $38.3 million of amortization of deferred financing costs which is recorded as part of the pro forma adjustment to interest expense.

4.	Other

Amounts include charges for mark-to-market losses on Phelps Dodge’s 2006 and 2007 copper price protection programs totaling $1,008.9 million in revenues and $766.8 million in income from continuing operations for the year ended December 31, 2006.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND
OPERATING DATA OF FREEPORT-MCMORAN

The following selected historical consolidated financial data, as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, have been derived from the audited consolidated financial statements of Freeport-McMoRan for those periods. The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Summary Historical Financial and Operating Data of Freeport-McMoRan” and the consolidated financial statements of Freeport-McMoRan and the related notes incorporated by reference herein. See “Where You Can Find More Information.”

	Years Ended December 31,
	2002		2003		2004		2005		2006
	(In dollars, except average shares, and in millions,
	except per share amounts)

Statement of operations data:
Revenues	$1,910.5		$2,212.2		$2,371.9		$4,179.1		$5,790.5
Operating income	640.1		823.3		703.6	(d)	2,177.3		2,868.7	(g)
Net income before cumulative effect of changes in accounting principles	130.1		169.8	(b)	156.8	(d)(e)	934.6	(f)	1,396.0	(g)(h)
Cumulative effect of changes in accounting principles, net	(3.0	)(a)	(15.6	)(c)	—		—		—
Net income applicable to common stock	127.1		154.2	(b)	156.8	(d)(e)	934.6	(f)	1,396.0	(g)(h)
Basic net income per common share	0.88		0.99		0.86		5.18		7.32
Diluted net income per common share	0.87		0.97	(b)(c)	0.85	(d)(e)	4.67	(f)	6.63	(g)(h)
Dividends paid per common share	—		0.27		1.10		2.50		4.75
Basic average shares outstanding	144.6		155.8		182.3		180.3		190.7
Diluted average shares outstanding	146.4		159.1		184.9		220.5		221.5
Balance sheet data at end of year:
Cash and cash equivalents(i)	$115.8		$498.6		$552.0		$763.6		$907.5
Total assets	4,192.2		4,718.4		5,087.0		5,550.2	(g)	5,389.8	(g)
Total debt(j)	2,038.4		2,228.3	(c)	1,951.9		1,255.9		680.1
Redeemable preferred stock	450.0		—	(c)	—		—		—
Stockholders’ equity	266.8		776.0		1,163.6		1,843.0		2,445.1	(g)

	Years Ended December 31,
	2002	2003		2004	2005	2006

Operating data:
PT Freeport Indonesia operating data, net of Rio Tinto’s interest:
Copper (recoverable)
Production (000s of pounds)	1,524,200	1,291,600		996,500	1,455,900	1,201,200
Production (metric tons)	691,400	585,900		452,000	660,400	544,900
Sales (000s of pounds)	1,522,300	1,295,600		991,600	1,456,500	1,201,400
Sales (metric tons)	690,500	587,700		449,800	660,700	544,900
Average realized price per pound	$0.71	$0.82		$1.37	$1.85	$3.13
Gold (recoverable ounces)
Production	2,296,800	2,463,300		1,456,200	2,789,400	1,731,800
Sales	2,293,200	2,469,800		1,443,000	2,790,200	1,736,000
Average realized price per ounce	$311.97	$366.60	(k)	$412.32	$456.27	$566.51	(l)
Atlantic Copper operating data:
Concentrate and scrap treated (metric tons)	1,016,700	964,400		768,100	975,400	953,700
Anodes
Production (000s of pounds)	657,000	640,000		494,400	626,600	581,300
Production (metric tons)	298,000	290,300		224,300	284,200	263,700
Sales (000s of pounds)	101,200	97,000		36,700	85,100	59,800
Sales (metric tons)	45,900	44,000		16,600	38,600	27,100
Cathodes
Production (000s of pounds)	552,200	544,700		454,700	545,300	518,900
Production (metric tons)	250,500	247,100		206,200	247,300	235,400
Sales (including wire rod and wire) (000s of pounds)	556,500	546,800		479,200	548,600	529,200
(metric tons)	252,400	248,000		217,400	248,800	240,000
Gold sales in anodes and slimes (ounces)	813,900	929,700		316,700	542,800	666,500

(a)	Effective January 1, 2002, Freeport-McMoRan changed the methodology used in the determination of depreciation associated with PT Freeport Indonesia’s mining and milling life-of-mine assets.

(b)	Includes losses on early extinguishment and conversion of debt totaling $31.9 million ($0.20 per share), net of related reduction of interest expense.

(c)	Effective January 1, 2003, Freeport-McMoRan adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” and recorded a $9.1 million ($0.06 per share) cumulative effect gain. Effective July 1, 2003, Freeport-McMoRan adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and recorded a $24.7 million ($0.16 per share) cumulative effect charge. Freeport-McMoRan’s mandatorily redeemable preferred stock was classified as debt effective July 1, 2003. SFAS No. 150 does not allow restatement of prior periods.

(d)	Includes a $95.0 million ($48.8 million to net income or $0.26 per share) gain on insurance settlement related to the fourth-quarter 2003 slippage and debris flow events at the Grasberg open pit and a $12.0 million ($12.0 million to net income or $0.06 per share) charge related to Atlantic Copper’s workforce reduction plan.

(e)	Includes a $20.4 million ($0.11 per share) gain from the sale of a parcel of land in Arizona held by a Freeport-McMoRan joint venture, a $7.5 million ($0.04 per share) gain from Atlantic Copper’s sale of its wire rod and wire assets, and $7.4 million ($0.04 per share) of losses on early extinguishment and conversion of debt, net of related reduction of interest expense.

(f)	Includes $40.2 million ($0.18 per share) of losses on early extinguishment and conversion of debt, net of related reduction of interest expense, and a $4.9 million ($0.02 per share) gain from the sale of a parcel of land in Arizona held by a Freeport-McMoRan joint venture.

(g)	Effective January 1, 2006, Freeport-McMoRan adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6) and recorded its deferred mining costs asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce retained earnings on January 1, 2006. As a result of adopting EITF 04-6, income before income taxes and minority interests for 2006 was $35.4 million lower and net income was $18.8 million ($0.08 per share) lower than if Freeport-McMoRan had not adopted EITF 04-6. Effective January 1, 2006, Freeport-McMoRan adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” or “SFAS No. 123R.” As a result of adopting SFAS No. 123R, income before income taxes and minority interests for 2006 was $27.8 million lower and net income was $16.1 million ($0.07 per share) lower than if Freeport-McMoRan had not adopted SFAS No. 123R. Results for prior years have not been restated.

(h)	Includes $30.3 million ($0.14 per share) of losses on early extinguishment and conversion of debt, net of related reduction of interest expense, and gains of $29.7 million ($0.13 per share) at Atlantic Copper from the disposition of land and certain royalty rights.

(i)	For 2002 and 2003, values include $107.9 million and $35.0 million, respectively, of restricted cash and investments.

(j)	Includes current portion and short-term borrowings.

(k)	Amount was $357.61 before a gain resulting from redemption of Freeport-McMoRan’s Gold-Denominated Preferred Stock.

(l)	Amount was $606.36 before a loss resulting from redemption of Freeport-McMoRan’s Gold-Denominated Preferred Stock, Series II.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND
OPERATING DATA OF PHELPS DODGE

The following selected historical consolidated financial data, as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, have been derived from the audited consolidated financial statements of Phelps Dodge for those periods. The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table below in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Summary Historical Financial and Operating Data of Phelps Dodge,” and the consolidated financial statements of Phelps Dodge and the related notes contained in Phelps Dodge’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and incorporated by reference herein. See “Where You Can Find More Information.”

	Years Ended December 31,(f)
	2002(a)	2003(b)	2004(c)	2005(d)	2006(e)
	(Dollars in millions, except per share amounts)

Statement of operations data:
Sales and other operating revenues	$3,173.2	$3,498.5	$6,415.2	$8,287.1	$11,910.4
Operating income (loss)	(257.4)	142.8	1,474.9	1,764.9	4,226.9
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting changes	(356.5)	(21.1)	1,023.6	1,583.9	3,035.9
Income (loss) from discontinued operations, net of taxes(g)	41.3	39.2	22.7	(17.4)	(18.1)
Income (loss) before extraordinary item and cumulative effect of accounting changes	(315.2)	18.1	1,046.3	1,566.5	3,017.8
Net income (loss)	(338.1)	94.8	1,046.3	1,556.4	3,017.8
Basic earnings (loss) per common share from continuing operations(h)	(2.17)	(0.19)	5.41	8.06	15.00
Diluted earnings (loss) per common share from continuing operations(h)	(2.17)	(0.19)	5.18	7.82	14.92
Basic earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes(h)	0.11	0.65	0.12	(0.14)	(0.09)
Diluted earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes(h)	0.11	0.65	0.11	(0.13)	(0.09)
Basic earnings (loss) per common share(h)	(2.06)	0.46	5.53	7.92	14.91
Diluted earnings (loss) per common share(h)	(2.06)	0.46	5.29	7.69	14.83
Cash dividends declared per common share(i)	—	—	0.25	3.125	4.788
Balance sheet data at end of period:
Cash and cash equivalents	$349.8	$683.8	$1,200.1	$1,916.7	$4,947.4
Restricted cash	—	—	—	20.8	25.4
Current assets (including cash)	1,428.2	1,790.0	2,661.7	4,070.7	7,600.9
Total assets	7,029.0	7,272.9	8,594.1	10,358.0	14,632.3
Total debt	2,110.6	1,959.0	1,096.9	694.5	891.9
Long-term debt	1,948.4	1,703.9	972.2	677.7	770.1
Shareholders’ equity	2,813.6	3,063.8	4,343.1	5,601.6	7,690.4

	Years Ended December 31,(f)
	2002(a)	2003(b)	2004(c)	2005(d)	2006(e)

Operating data:
Copper production (thousand short tons)(j)	1,012.1	1,042.5	1,260.6	1,228.0	1,218.7
Copper sales from own mines (thousand short tons)(j)	1,034.5	1,052.6	1,268.9	1,238.4	1,214.5
COMEX copper price (per pound)(k)	$0.72	$0.81	$1.29	$1.68	$3.09
LME copper price (per pound)(l)	$0.71	$0.81	$1.30	$1.67	$3.05

(a)	Reported amounts for 2002 included after-tax, net special charges of $153.5 million, or 91 cents per common share, for PDMC asset impairment charges and closure provisions; $53.0 million, or 31 cents per common share, for historical lawsuit settlements; $45.0 million, or 27 cents per common share, for a historical arbitration award; $26.6 million, or 16 cents per common share, for early debt extinguishment costs; $23.0 million, or 14 cents per common share, for restructuring activities; $22.9 million, or 13 cents per common share, for the cumulative effect of an accounting change; $14.0 million, or 8 cents per common share, for environmental provisions (included a gain of $0.6 million for discontinued operations); $1.2 million, or 1 cent per common share, for the write-off of two cost-basis investments; and $1.0 million, or 1 cent per common share, for the settlement of legal matters; partially offset by after-tax, net special gains of $66.6 million, or 40 cents per common share, for the tax benefit relating to the net operating loss carryback prior to 2002 resulting from a change in U.S. tax legislation; $29.1 million, or 17 cents per common share, for environmental insurance recoveries; $22.6 million, or 13 cents per common share, for the gain on the sale of a non-core parcel of real estate; and $13.0 million, or 8 cents per common share, for the release of deferred taxes previously provided with regard to Plateau Mining Corporation.

(b)	Reported amounts for 2003 included after-tax, net special gains of $68.3 million, or 38 cents per common share, for an extraordinary gain associated with the acquisition of Phelps Dodge’s partner’s one-third interest in Chino Mines Company; $8.4 million, or 5 cents per common share, for the cumulative effect of an accounting change; $6.4 million, or 4 cents per common share, for the sale of a cost-basis investment; $2.4 million, or 1 cent per common share, for the termination of a foreign postretirement benefit plan associated with discontinued operations; $1.0 million, or 1 cent per common share, for the tax benefit relating to additional 2001 net operating loss carryback; $0.5 million for environmental insurance recoveries; and $0.2 million for the reassessment of prior restructuring programs; partially offset by after-tax, net special charges of $27.0 million, or 16 cents per common share, for environmental provisions (included a gain of $0.5 million for discontinued operations); $8.0 million or 4 cents per common share, for a potential Texas franchise tax matter; $2.9 million, or 2 cents per common share, for the settlement of historical legal matters; and $2.6 million, or 1 cent per common share, for asset and goodwill impairments.

(c)	Reported amounts for 2004 included after-tax, net special charges of $44.7 million, or 23 cents per common share, for environmental provisions; $30.9 million (net of minority interests), or 15 cents per common share, for early debt extinguishment costs; $9.9 million, or 5 cents per common share, for the write-down of two cost-basis investments; $9.6 million, or 5 cents per common share, for taxes on anticipated foreign dividends; $9.0 million, or 5 cents per common share, for a deferred tax asset valuation allowance at Phelps Dodge’s Brazilian wire and cable operation; $7.6 million, or 4 cents per common share, for Phelps Dodge Magnet Wire restructuring activities; $5.9 million, or 3 cents per common share, for asset impairments (included $4.5 million, or 2 cents per common share, for discontinued operations); and $0.7 million for interest on a Texas franchise tax matter; partially offset by after-tax, net special gains of $30.0 million, or 15 cents per common share, for the reversal of a U.S. deferred tax asset valuation allowance; $15.7 million (net of minority interest), or 8 cents per common share, for the reversal of an El Abra deferred tax asset valuation allowance; $10.1 million, or 5 cents per common share, for the gain on the sale of uranium royalty rights; $7.4 million, or 4 cents per common share, for environmental insurance recoveries; and $4.7 million, or 3 cents per common share, for the settlement of historical legal matters.

(d)	Reported amounts for 2005 included after-tax, net special charges of $331.8 million, or $1.64 per common share, for asset impairments; tax expense of $88.1 million, or 44 cents per common share, for foreign dividend taxes; $86.4 million, or 42 cents per common share, for environmental provisions; $42.6 million, or 21 cents per common share, associated with discontinued operations in connection with the sale of Columbian; $41.3 million, or 20 cents per common share, for early debt extinguishment costs; $34.5 million (net of minority interest), or 17 cents per common share, for tax on unremitted foreign earnings; $23.6 million, or 12 cents per common share, for a tax charge associated with minimum pension liability reversal; $10.1 million, or 5 cents per common share, for cumulative effect of accounting change; $5.9 million, or 3 cents per common share, for transaction and employee-related costs associated with the sale of substantially all of Phelps Dodge’s North American magnet wire assets; partially offset by after-tax, net special gains of $388.0 million, or $1.92 per common share, for the sale of a cost-basis investment; $181.7 million, or 89 cents per common share, for change in interest gains at Cerro Verde and Ojos del Salado; $15.6 million, or 8 cents per common share, for legal matters; $11.9 million, or 6 cents per common share, for the reversal of Phelps Dodge Brazil’s deferred tax asset valuation allowance; $8.5 million, or 4 cents per common share, for the sale of non-core real estate; $4.0 million, or 2 cents per common share, for the reversal of U.S. deferred tax asset valuation allowance; $0.4 million for environmental insurance recoveries; and $0.1 million for Phelps Dodge Magnet Wire restructuring activities. The after-tax, net special charges of $42.6 million associated with discontinued operations consisted of $67.0 million (net of minority interests), or 33 cents per common share, for a goodwill impairment charge; taxes of $7.6 million, or 4 cents per common share, associated with the sale and dividends paid in 2005; and $5.0 million, or 2 cents per common share, for a loss on disposal of Columbian associated with transaction and employee-related costs; partially offset by a deferred income tax effect of $37.0 million, or 18 cents per common share.

(e)	Reported amounts for 2006 included after-tax, net special gains of $330.7 million, or $1.62 per common share, for the Inco termination fee; $127.5 million, or 63 cents per common share, for the reversal of U.S. deferred tax asset valuation allowance; $2.0 million, or 1 cent per common share, for legal matters; $0.4 million for sale of non-core real estate; and $0.2 million for the reversal of Minera PD Peru deferred tax asset valuation allowance; partially offset by after-tax, net special charges of $54.5 million, or 27 cents per common share, for environmental provisions; $30.9 million, or 15 cents per common share, for charges associated with discontinued operations in connection with the sale of Columbian; $9.6 million, or 5 cents per common share, for asset impairment charges; $7.6 million (net of minority interest), or 4 cents per common share, for tax on unremitted foreign earnings; $5.1 million, or 3 cents per common share, for transaction and employee-related charges and loss on disposal in connection with the sale of substantially all of Phelps Dodge’s North American magnet wire assets; $4.7 million, or 2 cents per common share, for transaction and employee-related charges and loss on the disposal in connection with the sale of Phelps Dodge’s HPC; $3.0 million, or 1 cent per common share, for a lease termination settlement; and $1.2 million associated with dissolution of an international wire and cable entity.

(f)	2004, 2005 and 2006 reflected full consolidation of El Abra and Candelaria; 2002 and 2003 reflected El Abra and Candelaria on a pro rata basis (51 percent and 80 percent, respectively).

(g)	As a result of Phelps Dodge’s sale of Columbian, the operating results for Columbian have been reported separately from continuing operations and shown as discontinued operations for all periods presented in the consolidated statement of income data.

(h)	Basic and diluted earnings per common share have been adjusted to reflect the March 10, 2006, two-for-one stock split for all periods presented.

(i)	All periods presented reflect dividends per common share on a post-March 10, 2006, two-for-one stock split basis.

(j)	2004, 2005 and 2006 reflected copper production and copper sales on a consolidated basis; 2002 and 2003 reflected that information on a pro rata basis.

(k)	New York Commodity Exchange average spot price per pound — cathodes.

(l)	London Metal Exchange average spot price per pound — cathodes.

OVERVIEW OF FINANCIAL CONDITION, LIQUIDITY AND
CAPITAL RESOURCES OF THE COMBINED COMPANY

Our financial policy has been to reduce debt and return cash to shareholders through dividends and share purchases. Our acquisition of Phelps Dodge required us to incur significant debt. As of December 31, 2006, on a pro forma basis after giving effect to the transactions, the issuance of the common stock offered hereby, the concurrent mandatory convertible preferred stock offering and the use of proceeds from the issuance of common stock and mandatory convertible preferred stock to reduce outstanding debt, the combined company had approximately $12.7 billion in total debt, including $5.1 billion of debt under its new senior credit facilities, and $6.0 billion in aggregate principal amount of the 8.25% senior fixed rate notes due 2015, the 8.375% senior fixed rate notes due 2017 and the senior floating rate notes due 2015. In addition, approximately $1.6 billion of existing Freeport-McMoRan and Phelps Dodge debt remains outstanding following the transactions. The combined company has a new $1.5 billion senior secured revolving credit facility. Our availability under our revolving credit facility is approximately $1,400.0 million after giving effect to outstanding letters of credit. We may be required to issue additional letters of credit in connection with financial assurances with respect to our reclamation obligations. See “Risk Factors — Risks Related to Phelps Dodge’s Business — Mine closure regulations may impose substantial costs.” The combined company’s cash and cash equivalents, on a pro forma basis, after giving effect to the transactions, totaled approximately $3.4 billion at December 31, 2006. The combined company expects to have capital expenditures of approximately $1.9 billion in 2007.

This debt could limit the combined company’s financial and operating flexibility, including by requiring the combined company to dedicate a substantial portion of its cash flows from operations and the proceeds of any equity issuances to the repayment of its debt and the interest on its debt, making it more difficult for the combined company to obtain additional financing on favorable terms, limiting the combined company’s ability to capitalize on significant business opportunities and making the combined company more vulnerable to economic downturns. Additionally, the combined company’s ability to satisfy financial tests or utilize third-party guarantees for financial assurance with respect to reclamation obligations may be adversely impacted. See “Risk Factors — Risks Related to the Combined Company — Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding indebtedness.”

The combined company is required to comply with various covenants contained in the agreements governing its indebtedness. These covenants will limit our discretion in the operation of our business. See “Risk Factors — Risks Related to the Combined Company” for further discussion of these factors.

The combined company’s business strategy will be focused on continuing to maximize free cash flow and strengthen our financial profile through continued pursuit of active programs to maximize production volumes, aggressively manage costs and use available cash flow to reduce debt. At the same time, we will continue to focus on maximizing the long-term value of our mineral deposits through development programs to grow our production and ore reserves. In addition, we will consider possible opportunities to reduce debt of the combined company through potential asset sales.

Combined company debt maturities.  Below is a summary of long-term debt maturities for the combined company based on loan balances as of December 31, 2006, on a pro forma basis after giving effect to the transactions, the issuance of the common stock offered hereby and our concurrent mandatory convertible preferred stock offering and assuming the net proceeds therefrom are used to reduce outstanding indebtedness under the Tranche A term loan facility and the Tranche B term loan facility on a pro rata basis.

	2007	2008	2009	2010	2011	2012	Thereafter
	(Dollars in millions)

Existing debt of Freeport-McMoRan:
Equipment loans and other	$13.5	$13.5	$13.5	$10.2	$3.8	$—	$—
Atlantic Copper debt	5.6	—	—	—	—	—	—
10 1/8% senior notes due 2010	—	—	—	272.4	—	—	—
7% convertible senior notes due 2011	—	—	—	—	7.1	—	—
6 7/8% senior notes due 2014	—	—	—	—	—	—	340.3
7.20% senior notes due 2026	—	—	—	—	—	—	0.2

Total Freeport-McMoRan	$19.1	$13.5	$13.5	$282.6	$10.9	$—	$340.5

Existing debt of Phelps Dodge:
7.375% notes due 2007	$60.6	$—	$—	$—	$—	$—	$—
8.75% notes due 2011	0.1	0.3	0.2	0.2	108.0	—	—
9.50% notes due 2031	—	0.1	0.1	0.1	—	—	196.5
6.125% notes due 2034	—	—	—	—	—	—	149.8
7.125% debentures due 2027	—	—	—	—	—	—	115.0
Cerro Verde project financing and subsidiary debt financing	25.4	25.3	25.2	25.2	25.2	25.3	50.6
Various pollution control and industrial development revenue bonds due through 2009	2.0	—	23.0	—	—	—	—
Short-term debt	33.7	—	—	—	—	—	—

Total Phelps Dodge	$121.8	$25.7	$48.5	$25.5	$133.2	$25.3	$511.9

New debt:
Revolving credit facility	$—	$—	$—	$—	$—	$—	$—
Tranche A term loan facility	—	—	—	—	—	1,278.7	—
Tranche B term loan facility	—	—	—	—	—	—	3,836.3
8.25% senior notes due 2015	—	—	—	—	—	—	1,500.0
8.375% senior notes due 2017	—	—	—	—	—	—	3,500.0
Senior floating rate notes due 2015	—	—	—	—	—	—	1,000.0

Total new debt	$—	$—	$—	$—	$—	$1,278.7	$9,836.3

Total debt	$140.9	$39.2	$62.0	$308.1	$144.1	$1,304.0	$10,688.7

Combined company other contractual obligations.  In addition to the debt maturities shown above, the combined company will have other contractual obligations and commitments, which it expects to fund with projected operating cash flows, available credit facilities or future financing transactions, if necessary. These obligations and commitments for each company are more fully described in Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Freeport McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2006, each of which is filed with the Securities and Exchange Commission and incorporated by reference herein. See “Where You Can Find More Information.” The following table summarizes these obligations and commitments as of December 31, 2006:

		1 Year			More Than
	Total	or Less	Years 2-3	Years 4-5	5 Years
	(Dollars in millions, except concentrates)

Freeport-McMoRan obligations:
PT Freeport Indonesia mine closure and reclamation fund	$20.1	$0.8	$1.4	$1.4	$16.5
Atlantic Copper contractual obligation to insurance company	$94.9	$9.5	$19.0	$19.0	$47.4
Atlantic Copper contracts to purchase concentrates at market prices (in thousand metric tons)	1,425	505	700	220	—
Aggregate operating leases, including Rio Tinto’s share	$29.9	$8.9	$14.3	$6.4	$0.3
Open purchase orders at December 31, 2006	$216.5	$216.5	—	—	—

Phelps Dodge obligations & commitments:
Scheduled interest payment obligations	$979.5	$61.2	$112.9	$99.9	$705.5
Asset retirement obligations	$106.0	$58.2	$45.2	$2.3	$0.3
Take-or-pay contracts	$1,502.3	$1,295.5	$126.2	$49.4	$31.2
Operating lease obligations	$73.6	$16.6	$28.8	$21.4	$6.8
Mineral royalty obligations	$18.1	$1.9	$3.8	$3.0	$9.4
Standby letters of credit	$186.3	$56.0	$9.0	$3.0	$118.3
Corporate guarantees	$412.4	$0.8	$0.4	—	$411.2
Sales performance guarantees	$74.5	$49.5	$24.5	$0.2	$0.3
Surety bonds	$97.4	$2.1	$2.0	—	$93.3
Asset pledges	$74.2	$0.1	—	—	$74.2

BUSINESS OF THE COMBINED COMPANY

Freeport-McMoRan Copper & Gold Inc. is one of the world’s largest producers of copper and gold. Freeport-McMoRan’s Grasberg minerals district in Papua, Indonesia contains the world’s single largest copper reserve and the world’s single largest gold reserve. Phelps Dodge Corporation is one of the world’s leading producers of copper and molybdenum. Phelps Dodge has mines in operation or under development in North and South America, and Africa, including the Tenke Fungurume development project in the Democratic Republic of Congo.

On November 19, 2006, Freeport-McMoRan and Phelps Dodge announced that they signed a merger agreement pursuant to which Freeport-McMoRan acquired Phelps Dodge on March 19, 2007 for approximately $25.9 billion in cash and stock, based on Freeport-McMoRan’s closing stock price on November 17, 2006, creating one of the world’s largest publicly-traded copper companies and one of North America’s largest mining companies. Freeport-McMoRan will use the proceeds from this offering to repay outstanding indebtedness under our Tranche A term loan facility and Tranche B term loan facility.

Acquisition Rationale

The combination of Freeport-McMoRan and Phelps Dodge will dramatically expand Freeport-McMoRan’s operations, reserves and project pipeline, while diversifying both its geographic and commodity portfolio. The significant benefits of the acquisition include:

•	our increased scale of operations, management depth and strengthened cash flows will provide an improved platform from which to capitalize on growth opportunities in the global market;

•	we will be well-positioned to benefit from the positive copper market at a time when there is a scarcity of large-scale copper development projects combined with strong global demand for copper;

•	we will have long-lived, geographically diverse ore reserves totaling 77.2 billion pounds of copper, 38.3 million ounces of gold and 1.8 billion pounds of molybdenum, net of minority interests of all joint venture partners and minority owners;

•	we expect to generate strong cash flows, which will enable significant debt reduction;

•	our future growth will be supported by a project pipeline with the potential to add nearly one billion pounds of additional copper production capacity on a consolidated basis by the end of 2009; and

•	we will have exploration rights with significant potential in copper regions around the world, including Freeport-McMoRan’s prospective acreage in Papua, Indonesia, and Phelps Dodge’s opportunities at its Tenke Fungurume concessions in the Democratic Republic of Congo, in the United States and in South America.

Our Business

The combined company will be a new industry leader with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. The combined company will have significant, geographically diverse ore reserves. At December 31, 2006, on a pro forma basis after giving effect to the transactions, the combined company’s ore reserves on a consolidated basis totaled 93.6 billion pounds of copper, 42.4 million ounces of gold and 2.0 billion pounds of molybdenum, and the combined company’s equity share of those ore reserves, net of the interests of all joint venture partners and minority owners, of those reserves totaled 77.2 billion pounds of copper, 38.3 million ounces of gold and 1.8 billion pounds of molybdenum. The combined company’s mines will have lives ranging from 6 years to 37 years based on current ore reserves and mine plans. The combined company’s consolidated implied reserve lives, calculated by dividing reserves by estimated production rates, will be 21 years for copper, 22 years for gold and 25 years for molybdenum. The charts below illustrate the composition and diversity of the combined company’s portfolio by geography and commodity:

Freeport-McMoRan conducts its operations primarily through its principal operating subsidiaries, PT Freeport Indonesia and Atlantic Copper, S.A., which operates a copper smelter and refinery in Huelva, Spain. In addition, Freeport-McMoRan holds exploration rights covering approximately 2.2 million acres in Papua, Indonesia. PT Freeport Indonesia’s operations in Papua, Indonesia, involve mineral exploration and development, mining and milling of ore containing copper, gold and silver and the worldwide marketing of concentrates containing those metals. PT Freeport Indonesia’s principal asset is the world-class Grasberg mine discovered in 1988. The Grasberg minerals district contains the world’s largest single copper reserve and world’s largest single gold reserve. PT Freeport Indonesia is also a 25 percent owner of PT Smelting, which operates a copper smelter and refinery in Gresik, Indonesia.

Phelps Dodge conducts its operations primarily through its two divisions, Phelps Dodge Mining Company (“PDMC”) and Phelps Dodge Industries (“PDI”). PDMC is a fully integrated producer of copper and molybdenum, with mines and processing facilities in North America, South America and Europe and processing capabilities for other minerals as by-products, such as gold, silver and rhenium. PDI consists of Phelps Dodge Wire and Cable, which manufactures engineered products principally for the global energy sector.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty (except in circumstances described in the following paragraphs). In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

If at least 80% of our gross income for the relevant period (described below) is foreign source income attributable to non-U.S. active business operations, as determined under applicable tax rules, payments of dividends on the common stock will be subject to withholding tax only to the extent of that portion of the dividend which corresponds to the portion of our total gross income for the relevant period that is derived from U.S. sources. The relevant period is the three-year period ending with the close of our taxable year preceding our taxable year in which the dividend is paid. We have determined that this special exception to dividend withholding will apply to any dividends paid in the 2007 taxable year, and significantly less than 20% of our dividend distributions to non-U.S. holders in the 2007 taxable year will be subject to withholding tax. However, there can be no assurances that this special exception will apply to dividends paid after the 2007 taxable year.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently a U.S. real property holding corporation; however, we cannot assure holders that we will not become a U.S. real property holding corporation prior to a non-U.S. holder’s disposition of common stock.

If a non-U.S. holder is engaged in a trade or business in the United States and gain recognized by the non-U.S. holder on a sale or other disposition of common stock is effectively connected with the conduct of such trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder, subject to an applicable income tax treaty providing otherwise. Non-U.S. holders whose gain from dispositions of common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of common stock, including the possible imposition of a branch profits tax.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITERS

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	16,400,000
J.P. Morgan Securities Inc.	16,400,000
Morgan Stanley & Co. Incorporated	4,100,000
UBS Securities LLC	3,280,000
HSBC Securities (USA) Inc.	410,000
Scotia Capital (USA) Inc.	410,000

Total	41,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Overallotment Option

The underwriters have an option to buy up to 6,150,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Commissions and Discounts

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $.82 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per	Without	With
	Share	Option	Option

Public offering price	$61.25	$2,511,250,000	$2,887,937,500
Underwriting discount	$1.5313	$62,783,300	$72,200,795
Proceeds, before expenses, to us	$59.7187	$2,448,466,700	$2,815,736,705

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No Sales of Similar Securities

Other than our concurrent offering of mandatory convertible preferred stock, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, except that we may issue shares of our common stock upon the exercise of an option or the conversion of securities outstanding on the date hereof (in addition to our mandatory convertible preferred stock) or issued pursuant to any employee stock option plan, non-employee director stock plan or dividend reinvestment plan.

The Chairman of our Board of Directors, our Chief Executive Officer and our Chief Financial Officer have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or mandatory convertible preferred stock (including, without limitation, common stock or mandatory convertible preferred stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or mandatory convertible preferred stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or mandatory convertible preferred stock or such other securities, in cash or otherwise. Such persons are permitted to sell up to one million shares of our common stock in the aggregate during this 90-day period.

Our common stock is listed on The New York Stock Exchange under the symbol “FCX.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other Relationships

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Under our new senior credit facilities, JPMorgan Chase Bank, N.A. is administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated is syndication agent, and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint bookrunners and joint lead arrangers. Affiliates of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also lenders under our new senior credit facilities, and we intend to use the net proceeds we receive from this offering to repay outstanding indebtedness under our senior secured credit facilities by repaying a portion of the Tranche A term loan facility and the Tranche B term loan facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. acted as financial advisors to us in connection with the acquisition, and acted as underwriters in connection with our offerings of 8.25% senior notes due 2015, senior floating rate notes due 2015 and 8.375% senior notes due 2017, as well as our offering of 25,000,000 shares of mandatory convertible preferred stock occurring concurrently with this offering, for which they will receive customary fees.

LEGAL MATTERS

The validity of the common stock being offered by Freeport-McMoRan will be passed upon by Davis Polk & Wardwell, New York, New York. Certain other legal matters will be passed upon for Freeport-McMoRan by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

Freeport-McMoRan

The consolidated financial statements of Freeport-McMoRan incorporated by reference in Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein), and Freeport-McMoRan management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Phelps Dodge

The audited financial statements of Phelps Dodge and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Phelps Dodge’s annual report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

RESERVES

The information regarding Freeport-McMoRan’s ore reserves as of December 31, 2006, that is either in this document or incorporated by reference to Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2006, has been verified by Independent Mining Consultants, Inc. This reserve information has been included in this prospectus supplement and incorporated by reference upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

WHERE YOU CAN FIND MORE INFORMATION

Freeport-McMoRan and Phelps Dodge file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Freeport-McMoRan, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Freeport-McMoRan to incorporate by reference information into this document. This means that Freeport-McMoRan can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement incorporates by reference the documents listed below and any future filings that Phelps Dodge or Freeport-McMoRan make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus supplement are sold.

Freeport-McMoRan Securities and
Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Current Reports on Form 8-K	February 5, 2007, March 1, 2007, March 2, 2007, March 9, 2007 and March 19, 2007
Proxy Statement on Schedule 14A	Filed on March 22, 2006
Form 425	Filed on March 14, 2007

Phelps Dodge Securities and
Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006

Documents incorporated by reference are available from Freeport-McMoRan without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
Telephone: (504) 582-4000

You will not be charged for any of these documents that you request. If you request any documents that have been incorporated by reference from Freeport-McMoRan or Phelps Dodge, Freeport-McMoRan or Phelps Dodge will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

Neither Freeport-McMoRan nor Phelps Dodge has authorized anyone to give any information or make any representation about the transactions or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Prospectus

Freeport-McMoRan Copper & Gold Inc.

Common stock, Preferred stock, Debt securities,
Warrants, Purchase contracts and units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FCX.”

Investing in these securities involves certain risks. See “Risk Factors” in the applicable Prospectus Supplement and in our most recent annual report on Form 10-K, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 1, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Freeport-McMoRan,” “we,” “us” and “our” refer to Freeport-McMoRan Copper & Gold Inc. and all entities owned or controlled by Freeport-McMoRan Copper & Gold Inc.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Freeport-McMoRan Copper & Gold Inc.

Freeport-McMoRan Copper & Gold Inc., or Freeport-McMoRan, is one of the world’s largest producers of copper and gold. Freeport-McMoRan’s Grasberg minerals district in Papua, Indonesia, contains the world’s single largest copper reserve and the world’s single largest gold reserve. On November 19, 2006, Freeport-McMoRan and Phelps Dodge Corporation, or Phelps Dodge, announced that they had signed a merger agreement pursuant to which Freeport-McMoRan will acquire Phelps Dodge for approximately $25.9 billion in cash and stock, based on Freeport-McMoRan’s closing stock price on November 17, 2006 (“the transaction”), creating one of the world’s largest publicly traded copper companies and one of North America’s largest mining companies. Phelps Dodge is one of the world’s leading producers of copper and molybdenum. Phelps Dodge has mines in operation or under development in North and South America, and Africa, including the Tenke Fungurume development project in the Democratic Republic of Congo.

Freeport-McMoRan’s principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana, and our telephone number at that address is (504) 582-4000. We maintain a website at http://www.fcx.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Years ended December 31,	2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	32.8	x	15.7	x	4.7	x	3.9	x	3.4	x
Ratio of earnings to fixed charges and preferred stock dividends	14.2	x	8.1	x	2.8	x	3.0	x	2.5	x

For the ratio of earnings to fixed charges calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.

Description of securities

This prospectus contains a summary of the securities that Freeport-McMoRan or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of Freeport-McMoRan capital stock

The following summary of the terms of the capital stock of Freeport-McMoRan is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware and the Freeport-McMoRan certificate of incorporation and bylaws. Copies of the Freeport-McMoRan certificate of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where you can find more information” below.

Authorized capital stock

Prior to completion of the transaction. Under the Freeport-McMoRan certificate of incorporation, Freeport-McMoRan authorized capital stock consists of 423,600,000 shares of Class B common stock, $0.10 par value per share, and 50,000,000 shares of preferred stock, $0.10 par value per share. As of December 31, 2006, 23,222,782 shares of the Class B common stock, were authorized for issuance upon conversion of the preferred shares, 229,068 shares were authorized for issuance upon conversion of the 7% Convertible Senior Notes due 2011, 5,659,123 shares were authorized for issuance upon exercise of employee stock options (of which 466,935 were exercisable) and 531,573 shares were authorized for issuance upon the vesting of employee restricted stock units. In addition, as of December 31, 2006, Freeport-McMoRan also had 142,593 stock appreciation rights outstanding (of which 126,203 were exercisable) that will be settled in cash upon exercise and 67,180 shares of phantom stock outstanding that will be settled in cash. As of December 31, 2006, there were issued and outstanding:

•	196,964,996 shares of Class B common stock (not counting the 112,961,136 shares held in Freeport-McMoRan’s treasury); and

•	1,099,985 shares of 5 1/2% Convertible Perpetual Preferred Stock.

If approved by the shareholders at a special meeting on March 14, 2007, the Freeport-McMoRan certificate of incorporation will be amended to increase the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000 and to increase the authorized number of shares of Class B common stock to 700,000,000. If the proposal to amend the Freeport-McMoRan certificate of incorporation is approved by the shareholders, the “Class B common stock” will be renamed “common stock” and the provisions and references to the previously designated classes of preferred stock (other than the Series A Participating Cumulative Preferred Stock and the 5 1/2% Convertible Perpetual Preferred Stock), of which no shares are outstanding, will be deleted.

In 2002, Freeport-McMoRan amended its certificate of incorporation to reclassify its Class A common stock and Class B common stock into a single class designated as Class B common stock. As a result, Freeport-McMoRan does not have any Class A common stock. If the proposal to amend the Freeport-McMoRan certificate of incorporation is approved by the shareholders, all references to “Class B common stock” in the Freeport-McMoRan certificate of incorporation will be amended to refer only to “common stock” and, in addition, the provisions and references to the previously designated classes of preferred stock (other than the Series A Participating Cumulative Preferred Stock as discussed below in “—The Freeport-McMoRan rights agreement” and the 5 1/2% Convertible Perpetual Preferred Stock), of which no shares are outstanding, will be deleted.

Description of common stock

Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable. The outstanding shares of common stock are, and the shares of common stock issued and delivered pursuant to the merger agreement will be, duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive or other similar right.

Voting rights. Holders of common stock are entitled to elect all of the authorized number of members of the Freeport-McMoRan board of directors, excluding those directors that holders of the 5 1/2% Convertible Perpetual Preferred Stock have the exclusive right to elect if Freeport-McMoRan fails to make specified dividend payments and the rights of holders of any subsequently issued shares of preferred stock. Each share of common stock has one vote. With respect to all other matters submitted to a vote of Freeport-McMoRan shareholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.

Dividend rights; rights upon liquidation. Holders of the common stock will share ratably in any cash dividend that may from time to time be declared with respect to the common stock by the Freeport-McMoRan board of directors. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Freeport-McMoRan, prior to any distributions to the holders of the common stock, the holders of the Freeport-McMoRan preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of the common stock will share ratably, according to the number of shares held by them, in Freeport-McMoRan’s remaining assets, if any.

Other rights. Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

NYSE. Our common stock is listed on the New York Stock Exchange under the symbol “FCX.”

Preferred stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

The Freeport-McMoRan rights agreement

The Freeport-McMoRan Rights Agreement is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with the Freeport-McMoRan board of directors rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under the Freeport-McMoRan Rights Agreement, each outstanding share of common stock includes an associated preferred stock purchase right. If the rights become exercisable, each right will entitle its holder to purchase one one-hundredth (1/100) of a share of Freeport-McMoRan Series A Participating Cumulative Preferred Stock at an exercise price of $60 per unit, subject to adjustment. The rights trade with all outstanding shares of the common stock. The rights will separate from the common stock and become exercisable upon the earlier of:

•	the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20 percent or more of outstanding Freeport-McMoRan common stock, referred to as an acquiring person; or

•	the tenth business day, or any later date as determined by the Freeport-McMoRan board of directors prior to the time that any person or group becomes an acquiring person, following the commencement of or announcement of an intention to make a tender offer or exchange offer that, if consummated, would result in the person or group becoming an acquiring person.

Term of rights. The rights will expire on May 16, 2010, unless Freeport-McMoRan extends this date or redeems or exchanges the rights as described below.

Exercise after someone becomes an acquiring person. After any person or group becomes an acquiring person, each holder of a right will be entitled to receive upon exercise that number of shares of the common stock having a market value of two times the exercise price of the right. However, this right will not apply to an acquiring person, whose rights will be void.

Upon the occurrence of certain events after someone becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a market value equal to two times the exercise price of the right. These rights will arise only if after a person or group becomes an acquiring person:

•	Freeport-McMoRan is acquired in a merger or other business combination; or

•	Freeport-McMoRan sells or otherwise transfers 50 percent or more of its assets or earning power.

Adjustment. The exercise price, the number of rights outstanding and the number of preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. Freeport-McMoRan will not issue fractional preferred stock shares. Instead, Freeport-McMoRan will make a cash adjustment based on the market price of the preferred stock prior to the date of exercise.

Rights, preferences and limitations of rights. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will entitle the holder to receive a preferential quarterly dividend payment of the greater of $1.00 or 100 times the dividend declared per share of the common stock. In the event of liquidation, the holders of each share of preferred stock will be entitled to a preferential liquidation payment of the greater of $0.10 per share or 100 times the payment made per share of the common stock. Each share of Freeport-McMoRan preferred stock will entitle the holder to 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of the preferred stock will entitle the holder to receive 100 times the amount received per share of the common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Freeport-McMoRan preferred stock’s dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of preferred stock should approximate the value of one share of the common stock.

Exchange and redemption. After a person or group becomes an acquiring person, Freeport-McMoRan may exchange the rights, in whole or in part, at an exchange ratio, subject to adjustment, of one share of common stock, or one one-hundredth of a share of preferred stock, per right. Freeport-McMoRan generally may not make an exchange after any person or group becomes the beneficial owner of 50 percent or more of the common stock.

Freeport-McMoRan may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment, at any time prior to any person or group becoming an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Freeport-McMoRan board of directors in its sole discretion may establish. Once redeemed, the rights will terminate immediately, and the only right of the rights holders will be to receive the cash redemption price.

Amendments. Freeport-McMoRan may amend the terms of the rights without the consent of the rights holders, including an amendment to lower the thresholds described above. However, after any person or group becomes an acquiring person, Freeport-McMoRan may not amend the terms of the rights in any way that adversely affects the interests of the rights holders.

Description of debt securities

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indentures and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of purchase contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

Forms of securities

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Freeport-McMoRan, the trustees, the warrant agents, the unit agents or any other agent of Freeport-McMoRan, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of distribution

Freeport-McMoRan and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Freeport-McMoRan, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Freeport-McMoRan at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Freeport-McMoRan and/or the selling securityholders, if applicable, to indemnification by Freeport-McMoRan and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Freeport-McMoRan and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Where you can find more information

Freeport-McMoRan files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Freeport-McMoRan who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Freeport-McMoRan to incorporate by reference information into this document. This means that Freeport-McMoRan can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Freeport-McMoRan makes with the Securities and Exchange Commission under Section 13(a),

13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Freeport-McMoRan Securities and
Exchange Commission Filings	Period or date filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Current Reports on Form 8-K	February 5, 2007 and March 1, 2007
Proxy Statement on Schedule 14A	Filed on March 22, 2006
Registration Statements on Form 8-A	Filed on June 29, 1995 and May 16, 2000

Phelps Dodge Securities and Exchange Commission Filing	Period or date filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006

Documents incorporated by reference are available from Freeport-McMoRan without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
Telephone: (504) 582-4000

Information concerning forward-looking statements

This prospectus and Freeport-McMoRan’s financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. When used in this document, the words “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to Freeport-McMoRan or Phelps Dodge, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some other risks and uncertainties include, but are not limited to:

•	macroeconomic conditions and general industry conditions, such as the competitive environment of the mining industry;

•	unanticipated mining, milling and other processing problems;

•	accidents that lead to personal injury or property damage;

•	persistent commodity price reductions;

•	changes in political, social or economic circumstances in areas where we operate or plan to operate;

•	expropriation;

•	variances in ore grades;

•	labor relations;

•	adverse weather conditions and natural disasters, such as earthquakes;

•	the speculative nature of mineral exploration;

•	fluctuations in interest rates and other adverse financial market conditions;

•	regulatory and litigation matters and risks;

•	changes in tax and other laws;

•	the risk that a condition to closing of the transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; and

•	other risks to consummation of the transaction.

The actual results or performance by Freeport-McMoRan or Phelps Dodge, and issues relating to the transaction, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Freeport-McMoRan or Phelps Dodge, the combined company or the transaction. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Legal opinions

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

Experts

Freeport-McMoRan

The consolidated financial statements of Freeport-McMoRan incorporated by reference in Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein), and Freeport-McMoRan management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Phelps Dodge

The financial statements of Phelps Dodge and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Reserves

The information regarding Freeport-McMoRan’s reserves as of December 31, 2006, that is either in this document or incorporated by reference to Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2006, has been verified by Independent Mining Consultants, Inc. This reserve information has been included in this document and incorporated by reference upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

41,000,000 Shares

Freeport-McMoRan Copper & Gold Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

JPMorgan
Morgan Stanley
UBS Investment Bank
HSBC
Scotia Capital

March 22, 2007